UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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MEREDITH CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 12, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B common stock of Meredith Corporation (hereinafter called the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 12, 2014 at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors for terms expiring in 2017 and one Class II director for a term expiring in 2015;

2.	To approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

3.	To approve the Meredith Corporation 2014 Stock Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2015; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By resolution of the Board of Directors, only holders of record of the Company’s common stock and class B common stock at the close of business on September 12, 2014 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

By Order of the Board of Directors,

JOHN S. ZIESER
Chief Development Officer
General Counsel
Des Moines, Iowa
September 26, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 12, 2014: This Proxy Statement and the 2014 Annual Report are available at http://idelivercommunications.com/proxy/mdp. These documents are also posted on our web site at www.meredith.com. Directions to the Annual Meeting are available on our web site at www.meredith.com/meredith_corporate/findus.html.

PROXY STATEMENT
2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
November 12, 2014

ABOUT THE 2014 ANNUAL MEETING

This Proxy Statement, along with the Company’s Annual Report to Shareholders, is being sent to shareholders on or about September 26, 2014 in connection with the solicitation of proxies by the Board of Directors of Meredith Corporation (“Meredith” or the “Company”). The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B common stock of the Company to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 12, 2014 at 10:00 a.m., local time, and at any adjournment or postponement thereof. The cost of soliciting proxies will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no additional compensation for such solicitation activities.

VOTING PROCEDURES

Who Is Entitled to Vote?

Only shareholders of record at the close of business on September 12, 2014 (the “record date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the record date, there were issued and outstanding 37,133,458 shares of common stock, each entitled to one vote at the Annual Meeting. On the record date, there were issued and outstanding 7,298,085 shares of class B common stock, each entitled to ten votes at the Annual Meeting, for a total of 110,114,308 votes.

How Can I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We are again taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On September 26, 2014 we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2014 Annual Report to Shareholders online. If you received a Notice by mail you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail. The Notice also contains instructions for voting online.

If you are a holder of record and have requested and received a paper copy of our proxy materials, you may also vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting:

1.

Vote by Mail: You may vote by marking the proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please mail your proxy card promptly to ensure that it is received prior to the closing of the polls at the Annual Meeting.

2.

Vote by Internet: You may also vote via the Internet. The web site address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until noon of the day prior to the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card. If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

3.

Vote by Telephone: You may also vote by telephone by calling the toll-free number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until noon of the day prior to the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

If your shares are held in the name of your bank, broker or other nominee, please contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

Please refer to the Notice or the proxy card for more information about the voting methods available to you.

How Can I Change My Vote?

Registered shareholders can revoke their proxy at any time before it is voted at the Annual Meeting by:

1.	Delivering timely written notice of revocation to the Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023;

2.	Submitting another timely, later-dated proxy using the same voting method you used to vote your shares;

3.	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, please contact your bank, broker or nominee to determine how you may change your vote prior to the Annual Meeting.

How Many Votes Must Be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented either in person or by proxy at the Annual Meeting. The presence in person or by proxy of a majority of the voting power of the outstanding shares eligible to vote at the Annual Meeting constitutes a quorum. Shares represented by a proxy marked WITHHOLD or ABSTAIN will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of common stock you own on the record date. You are entitled to cast ten votes for each share of class B common stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Only votes cast FOR a nominee will be counted. An instruction to WITHHOLD authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote AGAINST the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes FOR a nominee will be counted.

How Many Votes Are Required to Approve, on an Advisory Basis, the Executive Compensation Program for the Company’s Named Executive Officers?

The affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the executive compensation program. For this proposal, an abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Approve the Meredith Corporation 2014 Stock Incentive Plan?

The affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the Meredith Corporation 2014 Stock Incentive Plan. For this proposal, an abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP (“KPMG”) as Meredith’s Independent Registered Public Accounting Firm?

The affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG. For this proposal, an abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve other matters that may properly come before the meeting.

For matters requiring the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote, abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on such a proposal.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in street name by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to discretionary items but will not be permitted to vote the shares with respect to non-discretionary items (those shares are treated as broker non-votes). The ratification of the appointment of KPMG (Proposal Four) is a discretionary item. The election of directors (Proposal One), the advisory vote on executive compensation (Say on Pay) (Proposal Two) and the approval of the Meredith Corporation 2014 Stock Incentive Plan (Proposal Three) are non-discretionary items. A broker or other nominee will not be permitted to vote shares without instructions from the beneficial owners on Proposals One, Two or Three.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting but have voted your shares over the Internet, by telephone or by signing and returning a proxy card, you have authorized certain members of Meredith’s Board of Directors (“Board of Directors” or the “Board”), as designated by the Board, to represent you and to vote your shares as instructed.

What if I Return a Proxy Card but Do Not Provide Specific Voting Instructions for Some or All of the Items?

All shares that have been properly voted – whether by Internet, telephone or mail – will be voted at the Annual Meeting in accordance with your instructions unless such vote has been revoked. If you sign a proxy card but do not give voting instructions, the votes represented by the proxy will be voted as recommended by the Board of Directors and in the discretion of the persons named as proxies upon such matters not presently known or determined that may properly come before the meeting. The Board of Directors recommends a vote FOR the election of the director nominees, FOR the approval of the advisory resolution on executive compensation (Say on Pay), FOR the approval of the Meredith Corporation 2014 Stock Incentive Plan and FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2015.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Do I Vote if I participate in the Meredith Corporation Employee Stock Purchase Plan of 2002 (the “ESPP”) and/or Meredith Savings and Investment Plan (the “401(k) Plan”)?

If you are a participant in the Company’s ESPP and/or the 401(k) Plan, you have the right to give instructions to the respective plan administrator as to the voting of the shares of stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. In this regard, please indicate your voting choices by voting online using the instructions on the Notice that has been sent to you or by voting using the methods as described on the proxy card if you have requested hard copies of the proxy materials. If you hold shares in the 401(k) Plan and do not vote your shares, those shares will be voted by the plan administrator in the same percentage as the shares held in the 401(k) Plan for which directions are received. If you hold shares in the ESPP and do not vote your shares, those shares will be voted by the plan administrator on discretionary matters but will not be voted on non-discretionary matters.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the Board of Directors shall consist of no fewer than three or more than fifteen persons, as may be provided by the Bylaws, to be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The last resolution provided for nine directors.

Listed below are the three persons who have been nominated as Class I directors to serve three-year terms to expire in 2017. Mr. Marineau and Ms. Tallett currently serve as directors of the Company and were previously elected by the shareholders. The Board of Directors unanimously resolved to recommend that Donald A. Baer be nominated as a Class I Director. In addition, the Board of Directors has resolved that Donald C. Berg be moved from a Class I to a Class II director with a term expiring in 2015. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to WITHHOLD voting for the following nominees, will be voted FOR such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominees for Election as Class I Directors – Terms to Expire in 2017

Philip A. Marineau	Partner, LNK Partners

Mr. Marineau, 67, has been a member of the Board of Directors since 1998 and currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee. In October 2008 he became a partner at LNK Partners, a private equity firm based in White Plains, New York. He retired from Levi Strauss & Co. in November 2006, where he served as President and CEO from September 1999. His prior service includes terms as an executive officer at PepsiCo, Dean Foods Company and Quaker Oats Co. Mr. Marineau has an extensive record of achievement in consumer products marketing and management. He is currently Chairman of the Board of Shutterfly, Inc., a position he has held since February 2007. Mr. Marineau’s consumer products and marketing experience provides important insight and guidance to our management team and the Board of Directors and is instrumental to the development of our overall business strategy.

Elizabeth E. Tallett	Principal, Hunter Partners, LLC

Ms. Tallett, 65, was first elected to the Board of Directors in 2008 and serves on the Nominating/Governance and Compensation Committees. Since 2002 she has been Principal at Hunter Partners, LLC, a firm which provides management services to life science businesses, including early to mid-stage pharmaceutical, biotech and medical device companies. In addition to serving on the Meredith Board of Directors, Ms. Tallett serves on the Boards of The Principal Financial Group, Inc., Qiagen, N.V. and Wellpoint, Inc. During

the past five years, she was also a director at the following public companies: Varian, Inc.; Varian Semiconductor Equipment Associates, Inc.; Coventry Health Care, Inc.; IntegraMed America, Inc. and Immunicon, Inc. In addition to her leadership and financial management in pharmaceutical and biotechnology firms, she brings executive-level experience in multinational companies, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers.

Donald A. Baer	Worldwide Chairman and CEO, Burson-Marsteller

Mr. Baer, 60, was nominated to stand for election to the Board of Directors in August 2014. He serves as Chairman and CEO for Burson-Marsteller, a strategic communications firm and as Chairman of Penn, Schoen & Berland, a research firm, both WPP, Inc. companies. Mr. Baer has been a member of Burson-Marsteller’s global senior management team since 2008. Mr. Baer also serves as Vice Chair of the Board of Directors of the U.S. Public Broadcasting Service (PBS). Previously, Mr. Baer was Sr. Executive Vice President for Strategy and Development and an executive committee member of Discovery Communications, and prior to this position, served as White House Senior Advisor to President Bill Clinton. Mr. Baer brings a broad and deep understanding of the media and marketing industries, strategic communications, strategy and development and governmental policy.

The Board recommends a vote FOR each of the nominees for director, as listed above. Unless you specify otherwise, the accompanying proxy will be voted FOR the nominees named above.

Nominee for Election as a Class II Director - Term to Expire in 2015

Donald C. Berg	Former Executive Vice President, Chief Financial Officer, Brown-Forman Corporation

Mr. Berg, 59, has been a member of the Board of Directors since 2012 and is a member of the Finance Committee and Audit Committee. He retired as Chief Financial Officer of Brown-Forman Corporation, a family-controlled public company, in April 2014. In addition to his role as CFO, during his 25 year career at Brown-Forman, Mr. Berg held various executive positions, including President of its emerging market division, President of its largest operating group, the Americas, the head of its strategic planning function and the director of its mergers and acquisitions group. Prior to Brown-Forman he has had a wide variety of finance, sales, marketing and international experience with respected national and international firms after beginning his career as a CPA with Ernst & Whinney. Mr. Berg is a private investor in and consultant to early-stage businesses. The Board believes that he provides additional financial expertise, strategic development and international business experience to the Board.

The Board recommends a vote FOR this nominee for director, as listed above. Unless you specify otherwise, the accompanying proxy will be voted FOR the nominee named above.

Directors Continuing in Office as Class II Directors – Terms to Expire in 2015

Joel W. Johnson	Former Chairman and CEO, Hormel Foods Corporation

Mr. Johnson, 71, has been a member of Meredith’s Board of Directors since 1994. He serves as Chairman of the Finance Committee and is a member of the Nominating/Governance Committee. Mr. Johnson retired as Chairman of the Board of Hormel Foods Corporation (“Hormel”) in December 2006. He currently serves on the Boards of Ecolab, Inc. and U.S. Bancorp. Mr. Johnson’s tenure as Chairman and CEO of Hormel, a public company with global operations, provided him with directly relevant operating experience. In addition, his service on the Boards of Hormel, Ecolab, Inc. and U.S. Bancorp has provided him with significant public company board experience.

Frederick B. Henry	President, the Bohen Foundation

Mr. Henry, 68, has served on the Company’s Board of Directors since 1969. He is currently the Chairman of the Compensation Committee and a member of the Nominating/Governance Committee. Mr. Henry has been President of The Bohen Foundation, a private charitable foundation that supports the arts, since 1985. During his tenure as a director Mr. Henry has served on every standing committee of the Board and he brings an invaluable understanding of each committee’s work to the Board as a whole.

Directors Continuing in Office as Class III Directors – Terms to Expire in 2016

Stephen M. Lacy	Chairman and Chief Executive Officer, Meredith Corporation

Mr. Lacy, 60, is Chairman of the Board and CEO of Meredith and was elected to his current position on February 1, 2010. Mr. Lacy joined Meredith in 1998 as Vice President and Chief Financial Officer. He was promoted to President of the National Media Group in 2000, elected to the Board and named President and Chief Operating Officer in 2004 and elected President and CEO in 2006. Mr. Lacy joined the Board of Directors of Hormel Foods Corporation in September 2011 serving as the Chairman of the Compensation Committee and as a member of the Audit Committee. His intimate knowledge of our Company, gained through over 15 years of service in critical executive positions within the Company and including nine years as President, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning and management.

D. Mell Meredith Frazier	Vice-Chairman, Meredith Corporation

Ms. Frazier, 58, has been a member of the Board of Directors since 2000 and was elected Vice-Chairman in 2010. She is Chairman of the Nominating/Governance Committee and a member of the Compensation Committee. She is also the Chairman of the Board of the Meredith Corporation Foundation. Ms. Frazier began her career at Meredith in 1976 and held various positions throughout the Company, including editorial, financial, marketing and production positions in publishing; acquisition and financial analysis in broadcasting and various corporate staff positions through 2003. As a fourth-generation member of the Meredith family, she holds a deep appreciation of the values and societal roles of the Company throughout its history. In addition, her previous service as an employee in various positions throughout the Company allows her to share a singular perspective with the Board.

Mary Sue Coleman	President Emeritus, University of Michigan

Dr. Coleman, 70, has been a member of Meredith’s Board of Directors since 1997 and is a member of the Audit and Finance Committees. Dr. Coleman retired in July 2014 having served as the President of the University of Michigan with its 53,000 students since August 2002. She holds academic appointments as Professor of Chemistry in the College of Literature, Sciences and the Arts and in the College of Medicine. Dr. Coleman is a member of the Board of Directors of Johnson & Johnson. Dr. Coleman’s service as President of one of the nation’s largest and most prestigious public universities allows her to bring to the Board a unique point of view regarding organizational management.

Involvement in Certain Proceedings

Mr. Joseph H. Ceryanec, our Chief Financial Officer, was named Acting Chief Financial Officer of McLeodUSA in September 2005 when both the CEO and the Chief Financial Officer left the company. In October 2005, McLeodUSA filed a prepackaged petition for bankruptcy. McLeodUSA emerged from bankruptcy in January 2006. Mr. Ceryanec was named Chief Financial Officer at McLeodUSA in February 2006 and served in that position through early 2008.

CORPORATE GOVERNANCE

Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service and value that can be trusted. Consistent with these principles, Meredith strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern Meredith’s businesses.

Board Leadership Structure

The Company’s businesses are overseen by the Board of Directors which currently has eight members. There is one member of management on the Board and the remaining seven directors are independent directors. The Board has four standing committees, namely Audit, Compensation, Nominating/Governance and Finance, all of which are comprised entirely of independent directors. Each committee has its own charter and the chair of each committee reports to the Board at each regular meeting.

The Board of Directors has no specific policy with respect to the separation of the offices of Chairman and CEO. The Board believes this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make this determination on a periodic basis. Our current Board leadership structure combines these roles, with Mr. Lacy acting as Chairman and CEO. In addition, the Board elected Ms. Frazier, an independent director under the New York Stock Exchange (“NYSE”) rules, to serve as Vice-Chairman and as Chairman of the Nominating/Governance Committee. Ms. Frazier presides at the executive sessions of non-management directors and executive sessions of independent directors. Each year the Nominating/ Governance Committee recommends its nominees for Chairman of the Board and members and chairs for each standing committee.

Mr. Lacy has primary responsibility for managing the Company’s businesses; designing, developing and establishing strategic plans and providing leadership to the management team, all subject to the Board’s direction and review. As Chairman of the Board, Mr. Lacy is the key link between the Board and other members of management, as well as between the Board and the Company’s shareholders. Because of his day-to-day knowledge of the Company’s operations and challenges in his role as CEO, he is well-suited to provide leadership to the Board and guide its deliberations and activities.

As Vice-Chairman, Ms. Frazier works closely with the Chairman to ensure that the Board’s procedures, processes and communications reflect sound corporate governance. She chairs executive sessions of the independent, non-management directors and counsels collectively and individually with the members of the Board to utilize their individual capabilities to the Board’s best advantage. She collaborates with the Chairman to organize and establish the Board agenda, works to ensure there is sufficient time for discussion of agenda items and oversees the circulation of timely and relevant information to directors. The Board of Directors believes at this time this leadership structure enhances Board effectiveness in performing its oversight role and furthers the policies and procedures of the Board.

Board’s Role in Risk Oversight

Risk is an integral part of the Board and committee deliberations throughout the year. The Board is responsible for and oversees the Company’s risk management process through regular discussion of the Company’s risks with management both during and outside of regularly scheduled Board meetings. The Board considers, as appropriate, risks, among other factors, in reviewing the Company’s strategy, business plan, budgets and major transactions. Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to the committee. The Company uses an enterprise risk management framework to ensure that key risk areas are identified and that oversight responsibility is assigned to the appropriate Board committee and management. Each committee has a charter that lists such committee’s designated areas of responsibility for specific risk areas that might impact the Company. Board committees make regular reports addressing risk oversight to the Board at its meetings. The full Board also receives periodic information about the Company’s risk areas and initiatives for addressing those risks. In addition, future risks are anticipated and discussed as part of the strategic planning process.

At least quarterly, the Audit Committee discusses with management, corporate counsel, the Company’s Director of Internal Audit and the Company’s independent external auditor: current business trends affecting the Company that may impact risk; litigation and ethics compliance matters; the risk exposures facing the Company; the steps management has taken to monitor and control such risk factors (including a subcertification program in which senior and middle managers attest to review and approval of financial disclosures with respect to which they have some responsibility) and the adequacy of internal controls that could materially affect the Company’s financial statements. As part of this process, the Company’s director of internal audit interviews key executives regarding business strategies and areas of risk faced by the Company and its business segments. The Chair of the Audit Committee reports to the Board at each meeting concerning its risk oversight activities.

The Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews management’s periodic reports on such risks. Since 2010, the Compensation Committee has engaged Towers Watson & Co. (“Towers Watson”) to work with the Company’s Director of Internal Audit as well as the Company’s human resources and legal departments to develop a framework to assess the specific risks associated with the Company’s compensation programs. The framework was designed to evaluate the key elements of the Company’s compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company. As part of this framework, the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process were considered. Based on the results of the annual assessment, management and the Compensation Committee, with the assistance of Towers Watson and the Company’s internal audit and legal advisors, have concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines

The Board of Directors has adopted the Company’s Corporate Governance Guidelines (“Guidelines”), charters for each of the Board committees, Code of Business Conduct and Ethics and Code of Ethics for CEO and Senior Financial Officers. These documents are posted on the Corporate Governance section of the Meredith web site, www.meredith.com, and are available upon written request to the Secretary of the Company, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Director Independence

Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith, the Company is a “Controlled Company” and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board of Directors has, nevertheless, determined to comply in all respects with the NYSE rules relating to non-controlled companies. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules.

For purposes of the NYSE listing standards, the Board of Directors has determined that each of the following directors and/or nominees has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Donald C. Berg	Mary Sue Coleman	Joel W. Johnson
D. Mell Meredith Frazier	Frederick B. Henry
Philip A. Marineau	Elizabeth E. Tallett

Nominations for Director

Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The Committee considers independence, diversity, age, skills and experience in the context of the needs of the Board. The Committee will consider shareholder recommendations for directors that comply with the requirements set forth in the section entitled “SUBMITTING SHAREHOLDER PROPOSALS” which appears later in this Proxy Statement. For additional information, please see “Committees of the Board” which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors

Non-management directors meet in executive session at least quarterly. The Chair of the Nominating/Governance Committee presides at these executive sessions.

Communications with the Board

Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the Chairman of the Board. Shareholders may also deliver such communication by telephone at 1-866-457-7445 or at https://www.integrity-helpline.com/ meredith.jsp.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Board has a majority of directors who meet the criteria for independence established by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

The Board had four regularly scheduled meetings during fiscal 2014, as did the Audit, Compensation, Finance and Nominating/ Governance Committees. In addition, the Audit Committee had four special meetings and the Board had three special meetings. All current directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2014. The Company policy is that all directors are expected to attend the Annual Meeting of Shareholders. All directors attended the November 6, 2013 Annual Meeting of Shareholders.

Director Stock Ownership

All directors are expected to own stock in the Company. The Board approved an increase in the stock ownership requirements for non-employee directors in fiscal 2011. Within five years of July 1, 2010 (or five years from their initial appointment or election to the Board for subsequently appointed or elected directors), each non-employee director is expected to own 7,500 shares of common stock or a number of shares of common stock equal to three times the value of non-employee director annual compensation, whichever is less. The value of shares for ownership purposes will be determined using a 200-day average stock price.

Restricted stock and stock equivalent units (“SEUs”) count toward the required ownership but stock options do not. All of our current directors have met or exceeded, or for the directors who have been on the Board for less than five years, are on track to meet or exceed, the ownership requirement. For additional information on stock ownership by our officers and directors, please see the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” in this Proxy Statement.

Committees of the Board

The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. The Board has also established a Finance Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Company’s web site at www.meredith.com by first clicking on “Corporate,” then on “Corp Governance,” then on “Board Committees” and finally clicking on the committee name. The charter of each committee is also available in print to any shareholder who requests it. The table below shows the current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Finance Committee	Nominating/Governance Committee
Donald C. Berg	D. Mell Meredith Frazier	Donald C. Berg	D. Mell Meredith Frazier*
Mary Sue Coleman	Frederick B. Henry*	Mary Sue Coleman	Frederick B. Henry
Philip A. Marineau*	Philip A. Marineau	Joel W. Johnson*	Joel W. Johnson
	Elizabeth E. Tallett		Elizabeth E. Tallett

*Committee Chair

1.

Audit Committee. The Committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards, as well as the Sarbanes-Oxley Act of 2002. Pursuant to our Audit Committee Charter, each member of the Committee, in addition to meeting the “independence” requirement, must be “financially literate” as contemplated under the NYSE rules. Furthermore, the Board of Directors has determined that Directors Berg, Craigie (July 1, 2013 - May 8, 2014, having resigned effective at adjournment of the May Quarterly Board Meeting) and Marineau each meet the requirements to be named “audit committee financial experts” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

The Committee assists the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of the Company’s independent auditor, also referred to as “independent registered public accounting firm,” and has sole authority to appoint or replace the independent auditor. In addition, the Committee maintains, through regularly scheduled meetings, open lines of communication between the Board of Directors and the Company’s financial management, internal auditors and independent registered public accounting firm.

2.

Nominating/Governance Committee. Pursuant to the Committee’s charter, all members of this Committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The Committee’s purpose is to: assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of Shareholders; recommend to the Board the Corporate Governance Guidelines applicable to the Company; lead the Board in its annual review of CEO succession planning and the Board’s performance; recommend to the Board any changes in non-employee director compensation; and recommend to the Board director nominees for each committee.

Nominees for directorship may be recommended by members of the Board, shareholders or other parties. The Nominating/ Governance Committee has from time to time retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the Committee. Current directors are contacted at the end of their terms concerning their willingness and intent to continue as a director. All nominees are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The Committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees’ qualifications for independence as well as other considerations. The Committee’s first priority is to seek the most qualified and experienced candidates possible. A person considered for nomination to the Board must be a person of high integrity and ethics. While the Committee does not have a formal diversity policy, it seeks to ensure that the Board maintains an appropriate mix of experience, characteristics, skills and background to provide the Board and the Company with sound and effective input and guidance. In addition, while the Committee has not adopted a policy with respect to nominations made by shareholders, it will consider nominations that are submitted in accordance with the Company’s Bylaws. For additional information on submitting a nomination for a director, please see “SUBMITTING SHAREHOLDER PROPOSALS” later in this Proxy Statement.

3.

Compensation Committee. Pursuant to the Committee charter, all members of this Committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The Committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The Committee reviews and approves corporate officers’ salaries; approves, prior to adoption, any officer or management incentive, bonus, stock plans or agreements and administers such plans as required.

4.

Finance Committee. The Committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing and capital plans and annual operating and capital budgets. It also provides financial advice and counsel to management, reviews and makes recommendations to the Board of Directors concerning acquisitions and dispositions, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the Committee reviews pension plan performance and approves plan documents.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No executive officer of the Company serves on the Board of Directors or Compensation Committee of any other company for which any directors of Meredith served as an executive officer at any time during fiscal 2014.

PROPOSAL TWO – APPROVAL OF ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION (“SAY ON PAY”)

The Company is seeking an advisory vote with respect to compensation awarded to its named executive officers (“NEOs”) for fiscal 2014 from its shareholders. Our executive compensation program is described in detail in the Compensation Discussion and Analysis and the related compensation tables and other narrative disclosures as required by the SEC which can be found in this Proxy Statement beginning on page 11.

Since the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on the Compensation Committee, the Board or the Company. However, the Compensation Committee, which is responsible for approving the overall design and administering the executive compensation program, values the opinions of the shareholders and will take into account the outcome of the vote when making future executive compensation decisions. The Board of Directors recommends that you approve the following resolution that will be submitted for a shareholder vote at the Annual Meeting of Shareholders in support of the Company’s executive compensation program:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion which are included in the Proxy Statement for this Annual Meeting.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of this item.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our CEO, Chief Financial Officer and the three other most highly compensated executive officers, collectively the NEOs, for fiscal 2014. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

The Compensation Committee (referred to in this Section as the “Committee”) reviews and approves the compensation of our officers and acts pursuant to a charter that has been approved by the Board of Directors. The Committee also administers various stock and other compensation-related plans provided for the benefit of our officers and other key managers.

Executive Summary

Our compensation program is designed to focus our NEOs on key business objectives and is tied to the financial performance of the Company. Our compensation philosophy and objectives provide the framework within which compensation programs are considered and decisions are made.

Fiscal 2014 Financial Highlights

In Fiscal 2014, we aggressively executed on our Total Shareholder Return Strategy by deploying capital in high cash flow businesses and growing the amount of cash returned to our shareholders. For example, we added high quality television stations to our Local Media Group portfolio, executed a number of initiatives to strengthen and grow our National Media Group, and increased our dividend and expanded our share repurchase program. Fiscal 2014 highlights include:

Strengthening our portfolio of media businesses through acquisitions and new launches. For example, we:

•

Completed the transaction to buy the broadcast assets of stations KTVK-TV, an independent station in Phoenix, the nation’s 12th largest television market and KMOV-TV, the CBS affiliate in St. Louis, the nation’s 21st largest television market. We also executed an agreement to purchase the assets of WGGB-TV, the ABC affiliate in Springfield, Massachusetts, which is subject to regulatory approval.

•	Successfully launched Allrecipes magazine, which Media Industry Newsletter called the “Hottest Launch of the Year.”

•	Strengthened our parenthood activities by integrating the Parenting and Baby Talk brands that we acquired late in fiscal 2013.

Growing revenues and operating profit from activities that are not dependent on advertising. We delivered significant growth in retransmission-related revenues and profit in our Local Media Group. Within our National Media Group, we grew revenues related to circulation and brand licensing, which helped offset the 6% decline in advertising revenues, and within Meredith Xcelerated Marketing grew operating profit and solidified its relationship with its Top 10 clients.

Proving the effectiveness of advertising on both broadcast and print platforms. Broadcast television continues to demonstrate its unique effectiveness for local advertisers as we delivered 8% growth in Local Media Group non-

political advertising. Our National Media Group was named “Advertisers’ Favorite Media Company” for the second time in four years by Advertiser Perceptions, which annually surveys thousands of leading advertising agencies and marketers.

Additionally, in fiscal 2014 we again successfully executed our Total Shareholder Return (TSR) strategy. We increased our dividend 6%, our 21st consecutive year of increases, repurchased approximately 1.6 million of our shares, and authorized an additional $100 million for our share repurchase program.

The Committee evaluated our Company’s fiscal 2014 financial results and the financial and non-financial strategic objectives of each NEO in assessing overall performance results for purposes of our short-term incentive plan. Results from our corporate financial metrics were slightly below targeted performance under our short-term incentive plan. Our Local Media Group exceeded the target performance goals on two of the relevant group metrics and was close to target on the third under the plan established by the Committee. Finally, with the decline in advertising revenues in our National Media Group, two of the three performance results were within the targeted level of performance established for the group under the short-term incentive plan.

As a result of financial, operational and individual performance, short-term incentive plan payouts for our NEOs, as a percentage of their target incentive, ranged from 81% to 126%. Due primarily to lower than anticipated National Media Group advertising revenues, NEO annual incentive payouts were approximately 77% of the prior years payouts. The overall payout for the NEOs under the three-year Cash Long-Term Incentive Plan (“Cash LTIP”) was 66.4% of target. Our equity-based incentives consist of stock options and restricted shares to provide a strong link to shareholder interests with grant values to our NEOs generally consistent with prior year amounts.

Say-on-Pay Vote

In 2013, we provided shareholders the opportunity to cast an advisory Say-on-Pay vote on our compensation programs and the compensation awarded to our NEOs. Ninety percent (90%) of the votes cast supported the Say-on-Pay proposal. The vote by shareholders affirms our belief that our executive compensation programs, policies and compensation levels are appropriate. The Committee considers the results of the shareholder advisory vote when evaluating and establishing executive compensation programs and compensation levels of our NEOs.

Compensation Philosophy and Objectives

Our executive compensation philosophy has the following objectives:

1.	To align the interests of the NEOs with those of shareholders through performance-based compensation, which links both short and long-term compensation to business results;

2.	To provide compensation opportunities that are competitive in the marketplace in which we conduct our businesses, in order to attract, retain and motivate top caliber executives;

3.	To provide the opportunity to earn greater levels of compensation if superior operating performance and shareholder returns are achieved;

4.	To design incentives that balance the need to meet and exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns, and

5.	To provide clear and measurable objectives for executive performance.

We strive to link executive compensation to the performance of the Company. For example, our short-term incentive program delivers incentives on the basis of performance over a one-year period and is tied directly to operating performance. Similarly, the long-term incentive program may include grants of stock options, restricted stock and performance-based restricted stock, restricted stock units (“RSUs”), performance-based RSUs and Cash LTIPs which are tied to specific performance goals. At the beginning of each fiscal year for the short and long-term incentive plans, the Committee identifies performance metrics, establishes minimums, targets and maximums and determines weightings for each of the corporate, business unit and individual goals.

Our compensation program for NEOs is designed so that a significant portion of their total compensation will be delivered in the form of variable annual cash incentives and long-term incentives subject to Company, business unit and individual performance. In setting each compensation element, the Committee evaluates both the external market data provided by its compensation consultant and internal pay equity considerations.

The Company attempts to create a compensation program for its NEOs that delivers total compensation between the median and 75th percentile of companies in its Compensation Peer Group (“Peer Group”). The Peer Group includes CC Media Holdings, Inc.; Emmis Communications Corporation; Gannett Co., Inc.; Lee Enterprises, Incorporated; Martha Stewart Living Omnimedia, Inc.; McGraw-Hill Financial, Inc.; Media General, Inc.; The E. W. Scripps Company; Scripps Network Interactive; Sinclair Broadcast Group, Inc. and The Washington Post Company. The Committee considers several factors before including companies in the Peer Group. Those factors include companies with similar product lines, similar business strategies, comparable revenues and comparable market capitalization. Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested and growth occurring through acquisitions, the Committee periodically reviews the Peer Group and makes changes to account for these events.

In addition to publicly-filed Peer Group information, the Committee reviewed salary survey data prepared by Towers Watson, the Committee’s outside compensation consultant. In the report, Towers Watson provided data on base salary, annual non-equity incentives (bonuses), long-term incentives and total direct compensation (the sum of base salary, annual non-equity incentives and long-term incentives) for executives in comparable positions at other publicly traded companies. As part of the published survey analysis, Towers Watson utilized the 2012/2013 Towers Watson Top Management Survey, 2012 Mercer Executive Benchmark Database and 2012 Towers Watson Executive Compensation Database. These surveys included industry-specific data and data from organizations similar in revenue size to Meredith.

The Elements of Our Compensation Program

This section describes the elements of our compensation program for our NEOs, together with a discussion of various matters relating to those items, including a rationale for the Company’s decision to include the items in the compensation program.

1.

Cash Compensation. Salary is included in our NEO compensation package because the Committee believes it is appropriate that a portion of the compensation provided to NEOs be in a form that is fixed and appropriate for the skills and experience required for the position. Performance-based incentives are included in the package because they permit the Committee to motivate our NEOs to pursue particular objectives the Committee believes are consistent with the overall goals and strategic direction the Board has set for the Company. The components comprising the cash portion of total compensation are described further below.

A.

Base Salary. Base salary for NEOs is generally determined by the Committee at its meeting in August. Changes in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company, business unit and individual performance. The Committee can set NEO salaries at the level it deems appropriate, unless a minimum salary has been specified in an employment agreement. In evaluating salaries, the Committee is mindful of its overall goal to keep target cash compensation for its executive officers between the median and the 75th percentile of cash compensation paid by companies in our Peer Group. Cash compensation provided in the form of salary is less than the total amount provided under our short-term and long-term incentive programs, each of which is described below. This weighting reflects the Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to Company, business unit and individual performance goals.

B.

Short-Term Incentive Programs. The Amended and Restated Meredith Corporation 2004 Stock Incentive Plan (the “2004 Plan” or the “Plan”) provides the CEO and other executive officers with an annual non-equity incentive (the “Annual Incentive”) to attain established financial and overall performance targets. For fiscal 2014, the Committee changed the incentive target for Mr. Thomas H. Harty, President-National Media Group from 75% to 80% of base salary based on external competitive market data and internal pay equity considerations. Eighty (80%) of the Annual Incentive target for each NEO was based on specific financial targets. The remaining 20% related to predetermined measurable and qualitative strategic organizational objectives.

In establishing the Annual Incentive target awards and goals, the Committee considers several factors including:

•	Financial and business-related goals which are key to our Company’s success;

•	Positioning the Company for continued strategic growth including the expansion of our digital platform;

•	The desire to ensure, as described above, that a substantial portion of total compensation is performance-based;

•	The relative importance in any given year of the short-term and long-term performance goals;

•	The qualitative objectives set for NEOs;

•	The advice of the independent compensation consultant regarding compensation practices at other companies in the Peer Group;

•	The target amounts set and actual incentives paid in recent years; and

•	The results of the annual shareholder advisory vote on executive compensation programs.

In fiscal 2014, the performance objectives for the NEOs generally included the following, depending upon each officer’s role in the Company:

•

Financial Objectives. Financial objectives include earnings per share (“EPS”); operating cash flow; revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”) from acquisition activity; other cost-saving initiatives and certain group financial measures;

•

Board or CEO Evaluation of Individual Performance. Each NEO has individual non-financial objectives as a component of the Short-Term Incentive Program. In determining the NEO’s performance for these objectives, the Committee considers several factors including the following:

	o	The impact the NEO had on developing and executing the Company’s business strategy and maximizing market share;

	o	Management of the business unit’s operating performance and expenses for the fiscal year;

	o	Execution against the Company’s strategic planning initiatives and

	o	Integration of acquisitions, subsidiaries or technologies to enhance operating results.

Management, including the NEOs, develops preliminary recommendations based upon the business plan for performance goals and specific financial targets. The Committee reviews management’s preliminary recommendations and establishes final goals. The Committee strives to ensure that the incentive awards are consistent with the strategic goals set by the Board, that the goals are sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance are attained, will be consistent with the overall NEO compensation philosophy established by the Committee.

Each NEO’s specific objectives are weighted according to the extent to which the executive is responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2014 are shown in the table below.

Weightings Assigned in Fiscal 2014 to Each Performance Objective for the NEOs

Objective	Lacy	Ceryanec	Harty	Karpowicz	Zieser
EPS	35%	35%	20%	20%	25%
Operating Cash Flow(1)	25%	15%	5%	5%	15%
Company Revenue	20%	20%			20%
Group Operating Earnings			25%	25%
Group Operating Cash Flow			10%	10%
Group Operating Revenue			20%	20%
Development Contribution – EBITDA					20%
Capital Expenditure Management		10%
Individual Strategic Objectives	20%	20%	20%	20%	20%

The Committee set the following goals for fiscal 2014:

	Minimum ($)	Target ($)	Maximum ($)
EPS	2.56	2.85	3.14
Corporate Group
Operating Cash Flow(1)	144,000,000	160,000,000	176,000,000
Company Revenue	1,443,981,000	1,519,980,000	1,595,979,000
Development Contribution – EBITDA	6,000,000	7,000,000	8,500,000
Capital Expenditure Management	28,875,000	27,500,000	24,750,000
National Media Group
Operating Earnings	110,700,000	123,000,000	135,300,000
Cash Flow	87,750,000	97,500,000	107,250,000
Revenue	935,493,500	984,730,000	1,033,966,500
Local Media Group
Operating Earnings	105,300,000	117,000,000	128,700,000
Cash Flow	110,250,000	122,500,000	134,750,000
Revenue	367,517,950	386,861,000	406,204,050

The Committee, at its quarterly meetings, reviewed Company financial performance results, the progress of the NEOs toward meeting the quantitative goals established for the fiscal year and approved the final incentive awards for the CEO and each NEO at its August 2014 meeting. The results for fiscal 2014 were:

	Target ($)	Actual ($)	Level Achieved
EPS	2.85	2.77	Between Minimum and Target
Corporate
Operating Cash Flow(1)	160,000,000	155,993,000	Between Minimum and Target
Company Revenue	1,519,800,000	1,450,643,000	Between Minimum and Target
Development Contribution – EBITDA	7,000,000	44,548,000	Maximum
Capital Expenditure Management	27,500,000	23,611,000	Maximum
National Media Group
Operating Earnings	123,000,000	114,277,000	Between Minimum and Target
Cash Flow	97,500,000	90,267,000	Between Minimum and Target
Revenue	984,730,000	934,196,000	Below Minimum
Local Media Group
Operating Earnings	117,000,000	118,302,000	Between Target and Maximum
Cash Flow	122,500,000	133,985,000	Between Target and Maximum
Revenue	386,861,000	384,745,000	Between Minimum and Target

(1)	Operating cash flow for Annual Incentive target purposes is measured on a non-GAAP basis. The primary difference is that cash flow for Annual Incentives is reduced by capital expenditures.

Additionally, each NEO had 20% of his Annual Incentive tied to specific individual strategic performance objectives in the general categories of strategy development and execution, operating initiatives, corporate development and people development and succession planning.

The Annual Incentive payout for the NEOs ranges from 50% of target if the minimum levels of performance are achieved, up to 250% of target for achieving or exceeding the maximum performance level. The payouts are linear between minimum and target and between target and maximum.

For fiscal 2014, based on financial and operational results, the Committee approved the Annual Incentive awards for our NEOs shown in the following table:

	Target Award		Actual Award
NEO	($)	% of Salary	($)	% of Target
Stephen M. Lacy	975,000	100	979,081	100
Joseph H. Ceryanec	392,000	70	447,549	114
Thomas H. Harty	580,000	80	471,235	81
Paul A. Karpowicz	528,750	75	665,935	126
John S. Zieser	451,500	70	555,571	123

The above award amounts include the results of the established strategic performance objectives for each NEO which ranged from 138% to 188% of target.

2.

Long-Term Incentive Compensation. The Committee strives to link executive compensation to performance by basing a substantial portion of compensation on long-term incentive awards. The Committee has approved awards under the 2004 Plan in the form of stock options, time-based and performance-based restricted stock and RSUs and a multi-year performance-based cash plan.

The Committee determines the appropriate balance between cash and equity compensation each year. In making that assessment, the Committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and incentivizing NEOs and the practices, as reported by the Committee’s compensation consultant, of similar companies (including peers).

In fiscal 2014, NEOs received their long-term incentive awards in the form of stock options, time-based restricted stock and cash under a long-term incentive plan (LTIP).

A.

Stock Options. Stock options vest on the third anniversary of the grant date and have a ten-year term. All options are granted with an exercise price equal to the closing price of our common stock on the date of grant. Option repricing is expressly prohibited by the terms of the 2004 Plan.

B.

Restricted Stock. Restrictions against the sale or other transfer on restricted stock awards generally lapse on either the third or fifth anniversary of the grant date as determined by the Committee. Recipients receive dividends and may vote restricted shares. Time-based restricted stock is normally granted in August and requires three years of continuous employment in order for the restrictions to lapse.

For more details on stock options and restricted stock awards, see “Grants of Plan-Based Awards” on page 22 of this Proxy Statement.

C.

Cash LTIP. A three-year performance-based Cash LTIP is established by the Committee to further align the compensation structure for our NEOs with the goals and strategies of the organization. Each Cash LTIP runs concurrently and requires a certain level of Company performance and continued employment in order for the award to vest.

For the Fiscal 2012 - 2014 Cash LTIP, awards were earned based on achieving cumulative cash flow results over the three-year performance period. The three-year cumulative cash flow result was $493,005,000, which is 93% of the target level performance. The following table includes the performance ranges and payouts for the NEOs based on actual results, as approved by the Committee:

FY2012-2014	Minimum	Target	Maximum	Actual Award
Cumulative Cash Flow(1)	$475,000,000	$530,000,000	$585,000,000	$493,005,000
Payout %	50%	100%	150%	66.4%

Stephen M. Lacy	$375,000	$750,000	$1,125,000	$497,761
Joseph H. Ceryanec	$110,000	$220,000	$330,000	$146,010
Thomas H. Harty	$125,000	$250,000	$375,000	$165,920
Paul A. Karpowicz	$125,000	$250,000	$375,000	$165,920
John S. Zieser	$120,000	$240,000	$360,000	$159,284

(1)	Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.

For the Fiscal 2013 - 2015 Cash LTIP, the Committee established a three-year cumulative cash flow performance objective. The Committee increased the maximum payout from 150% to 200% of target to provide motivational opportunity for greater performance and rewards commensurate with increased performance as shown below:

FY2013-2015	Minimum	Target	Maximum
Cumulative Cash Flow(1)	$450,000,000	$500,000,000	$550,000,000
Payout %	50%	100%	200%

Stephen M. Lacy	$375,000	$750,000	$1,500,000
Joseph H. Ceryanec	$110,000	$220,000	$440,000
Thomas H. Harty	$125,000	$250,000	$500,000
Paul A. Karpowicz	$125,000	$250,000	$500,000
John S. Zieser	$120,000	$240,000	$480,000

(1)	Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.

If the minimum level of cumulative cash flow performance is not achieved, the awards will be canceled.

On an annual basis the Committee establishes the three-year cumulative cash flow performance target based on Meredith’s most current three-year planning process. During this planning process, Meredith estimates its upcoming three-year accumulated cash flow based on its then current assessment of future industry and company-specific factors. The cash flow performance objective was lower for the Fiscal 2013 Cash LTIP than for the Fiscal 2012 Cash LTIP based on these assessments along with an estimated reduction in tax savings related to the amortization of previous years’ broadcast acquisitions becoming fully amortized for tax purposes.

For the Fiscal 2014 - 2016 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. For the NEOs, the Committee increased the financial weighting on the three-year performance goal of our Cash LTIP and offset the increase with a reduction in the weighting of stock option awards. This action was taken to increase performance objectives against a pre-defined metric and to reduce our annual share usage.

The table below outlines the Cash LTIP ranges of performance and the amount the NEOs are eligible to earn:

FY2014-2016	Minimum	Target	Maximum
Cumulative Cash Flow(1)	$465,000,000	$515,000,000	$565,000,000
Payout %	50%	100%	200%

Stephen M. Lacy	$550,000	$1,100,000	$2,200,000
Joseph H. Ceryanec	$150,000	$300,000	$600,000
Thomas H. Harty	$200,000	$400,000	$800,000
Paul A. Karpowicz	$175,000	$350,000	$700,000
John S. Zieser	$162,500	$325,000	$650,000

(1)	Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.

If the minimum level of cumulative cash flow performance is not achieved, the awards will be canceled.

The Committee believes that its current program for NEO compensation, in the form of cash versus equity, provides significant alignment with shareholders while also permitting the Committee to incentivize the NEOs to pursue specific short-term and long-term performance goals. In general, long-term incentive compensation ranges from 40% to 60% of the NEOs’ total target compensation, excluding retirement and other compensation.

3.

Executive Stock Ownership Program. To further align executives’ interests with shareholders, NEOs are encouraged to own Meredith stock. An Executive Stock Ownership Program has been established by the Committee to assist executives in achieving their ownership targets. Target levels for individual stock holdings are established by the Committee for the participants in the program. Eligible shares for the NEOs required ownership target include shares acquired through the ESPP, 401(k) Plan, unrestricted and restricted stock and open market share purchases. The NEOs must attain the ownership requirements within a five-year period. Each participant is awarded restricted stock equal to 20% of his personal acquisitions of Meredith stock through share purchases, shares retained upon option exercises or lapsing of restricted stock since the last day of the prior calendar year up to the established target. The incremental stock acquisitions must be held for a period of five years in order for the restrictions to lapse. The Committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value.

The following table reflects each NEO’s ownership requirements and attainment toward those requirements within the five-year time frame:

Participant	Target Ownership (Shares)	Status
Stephen M. Lacy	120,000	Met
Joseph H. Ceryanec	50,000	Met
Thomas H. Harty	50,000	Met
Paul A. Karpowicz	50,000	Met
John S. Zieser	50,000	Met

On January 31, 2014 the following participants received restricted stock awards pursuant to the Executive Stock Ownership Program:

Participant	Eligible Shares	Restricted Stock Granted
Stephen M. Lacy	2,215	443
Joseph H. Ceryanec	15,537	3,107
Thomas H. Harty	5,742	1,148
Paul A. Karpowicz*	6,522	—
John S. Zieser*	9,270	—
*Mr. Karpowicz and Mr. Zieser previously received all restricted stock grants available under the Program.

4.

Perquisites. The NEOs receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, matching contributions to 401(k) plans, car allowances, and premiums for life and disability insurance.

The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships.

The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing compensation programs for NEOs that maximize the interests of our shareholders.

5.

Deferred Compensation. The Deferred Compensation Plan (“DCP”) allows certain employees, including the NEOs, to defer receipt of salary and/or incentive payments. The DCP has investment alternatives that are comparable to the funds offered in the Company’s 401(k) plan. Additionally, participants can elect to defer their compensation as stock equivalent units (SEUs). SEUs are not voted in shareholder meetings and dividends are reinvested. The Company does not credit matching contributions to the individual accounts of our NEOs.

Participants may defer up to 100% of base salary over $260,000 and 90% of incentive payments, provided total annual compensation exceeds $260,000 after deferrals. The deferred amounts are credited to accounts established for participants. Each participant is fully vested in the portions attributed to his or her deferral of salary and bonus. Participants have an unsecured contractual commitment for the Company to pay the amounts due under the DCP.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments. Participants can schedule distributions to be paid while employed or upon separation from service, subject to any required waiting period.

We also provide the opportunity to defer as SEUs, awards of restricted stock and awards of RSUs when they are earned and vested, subject to Section 409A regulations.

This benefit is provided because we wish to permit employees to defer their obligation to pay taxes on certain elements of compensation they are entitled to receive. The DCP permits them to do this while also receiving investment gains/ losses on deferred amounts. The provision of this benefit is important as a retention and recruitment tool because many, if not all, of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Compensation Consultant

The Compensation Committee has authority under its Charter to engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, the Committee has retained an independent executive compensation consultant, Towers Watson, to advise the Committee on all matters related to executive compensation. The consultant attended three Committee meetings in fiscal 2014. From time to time, the compensation consultant may, upon the specific request of the Chair of the Compensation Committee, issue engagement letters for particular projects or assignments. Towers Watson’s services to the Committee will be limited to those matters on which Towers Watson has specifically been engaged and may include executive compensation trends, equity grant philosophies and practices, tally sheet design and specific position competitive data.

Towers Watson reports directly to the Compensation Committee for executive compensation services and the Compensation Committee has the authority to terminate Towers Watson with respect to such services. Services performed by Towers Watson for executive compensation consulting were under the direction and approval of the Compensation Committee. In fiscal 2014, Towers Watson was paid $94,527 for executive compensation consulting services and $200,255 for actuarial services, for a total of $294,782.

The Compensation Committee has assessed Towers Watson’s independence using the SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In assessing Towers Watson’s independence, the Committee took into account the following factors:

•	Policies and procedures Towers Watson has in place to prevent conflicts of interest;
•	Any business or personal relationships between Towers Watson or the members of Towers Watson performing consulting services for the Committee and members of the Compensation Committee;
•	Any business or personal relationships between Towers Watson or members of Towers Watson performing consulting services for the Committee and any executive officer;
•	Any company stock owned by members of Towers Watson performing consulting services for the Compensation Committee,
•	Other services provided by Towers Watson to Meredith; and
•	Fees paid to Towers Watson as a percent of the firm’s revenue.

Based on the above factors, the Compensation Committee believes the engagement of Towers Watson did not raise any conflicts of interest.

Treatment of Special Items

In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business to the extent permitted by governing law. The Committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to accounting principles generally accepted in the United States of America (“GAAP”), changes in tax laws or applicable tax rates, acquisitions and divestitures and special investments or expenditures in the Company’s operations. The Committee did not exercise its discretion in adjusting management’s awards for fiscal 2014.

Tax Deductibility of Compensation – Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of its NEOs. The Company generally intends to comply with the requirements for full deductibility. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Annual and long-term non-equity incentive compensation, performance-based restricted stock / units and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee reserves the right to provide for compensation to the NEOs that may not be deductible.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making option grants to its executive officers at its regular quarterly meeting in August. The August meeting date historically has occurred within four weeks of the issuance of the release reporting earnings for the previous fiscal year. The Committee believes it is appropriate that annual awards be made at a time when material information regarding performance for the preceding year has been disclosed. Grants may be made at other times during the year in connection with promotions or as a tool to attract talent. We do not have any program, plan or practice to time annual option grants to our executives, directors or other employees in coordination with the release of material non-public information.

All option awards made to our non-employee directors, NEOs or any other employee in fiscal 2014 were made in accordance with the 2004 Plan. All options are granted with an exercise price equal to at least the fair market value of our common stock on the date of grant. Fair market value has been defined by the Compensation Committee to be the closing market price of our common stock on the date of grant. We do not have any program, plan or practice of awarding options with an exercise price other than the closing market price on the date of grant.

Post-Termination Compensation

1.

Severance Agreements. We have entered into a Severance Agreement with each of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated “Without Cause” or leaving employment for “Good Reason,” as these terms are defined in the Severance Agreement. Additional information regarding the Severance Agreement, including a definition of key terms and quantification of benefits that would have been received by our NEOs had termination occurred on June 30, 2014 is found under the heading, “Payment Obligations upon Termination Due to Change in Control” on page 33 of this Proxy Statement.

The Committee believes that these Severance Agreements are an important part of overall compensation for our NEOs and that these agreements help secure the continued employment and dedication of our NEOs, notwithstanding any concern they might have regarding their own continued employment prior to or following a Change in Control. The Committee also believes that these agreements are important as a recruitment and retention device, given the competitive market for executive talent.

2.

Retirement Income Plan, Replacement Plan and Supplemental Plan. We maintain separate qualified defined benefit plans for our union and non-union employees, as well as two nonqualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the non-union plan (Retirement Income Plan), the Replacement Plan and the Supplemental Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Income Plan is limited by law. For 2014, the annual limitation is $260,000. The Replacement Plan is an unfunded plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Retirement Income Plan.

The Supplemental Plan is an unfunded nonqualified plan. The purpose of the Supplemental Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.

The Committee believes that the Retirement Income Plan, Replacement Plan and Supplemental Plan serve a critically important role in the retention of our senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our most senior executives to continue their work on behalf of the Company and our shareholders.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on for the year ended June 30, 2014.

COMPENSATION COMMITTEE Frederick B. Henry, Chair D. Mell Meredith Frazier Philip A. Marineau Elizabeth E. Tallett

NAMED EXECUTIVE OFFICER COMPENSATION

During fiscal year 2014 Messrs. Lacy, Ceryanec, Harty, Karpowicz and Zieser were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 27 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Compensation Committee.

Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2004 Plan. In addition, customary perquisites are provided to each of the NEOs.

Many elements affect the change in the pension value from year to year, including age, years of service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the change in the assumed annuity conversion rate may produce unexpected changes from year to year.

Summary Compensation Table for Fiscal Year 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen M. Lacy,	2014	975,000	—	978,681	737,452	1,476,842	3,094,284	38,759	7,301,018
Chairman and CEO	2013	975,000	—	1,127,011	968,217	2,070,482	—	42,081	5,182,791
	2012	950,000	—	834,487	567,042	896,672	2,602,433	36,264	5,886,898
Joseph H. Ceryanec,	2014	560,000	—	561,538	204,217	593,559	386,678	33,637	2,339,629
Chief Financial Officer	2013	560,000	—	428,067	267,094	758,655	52,009	34,565	2,100,390
	2012	525,000	—	222,989	156,271	378,023	351,047	28,025	1,661,356
Thomas H. Harty,	2014	725,000	—	531,755	260,944	637,155	679,214	34,857	2,868,925
President- National Media Group	2013	700,000	—	679,848	300,481	774,490	—	36,334	2,491,153
	2012	675,000	—	345,779	178,596	327,923	571,631	40,683	2,139,612

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul A. Karpowicz,	2014	705,000	—	335,440	226,908	831,855	1,114,500	37,799	3,251,502
President- Local Media Group	2013	705,000	—	404,645	293,804	1,208,113	218,418	23,767	2,853,747
	2012	680,000	—	377,364	174,131	860,182	802,573	35,243	2,929,493
John S. Zieser, Chief	2014	645,000	—	431,280	204,217	714,855	1,147,201	30,088	3,172,641
Development Officer, General Counsel and Secretary	2013	645,000	—	296,225	287,126	900,011	—	32,261	2,160,623
	2012	625,000	—	327,175	169,666	500,796	1,184,770	30,353	2,837,760

(1)

Stock awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements included in the Company’s Annual Report on for the year ended June 30, 2014.

(2)

Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements included in the Company’s Annual Report on for the year ended June 30, 2014.

(3)

Included in this column for each NEO for 2014 are the awards earned during the three-year performance period of the Fiscal 2012-2014 Cash LTIP. The earned awards vested on June 30, 2014, and were paid out after the Compensation Committee met and certified the results of the three-year performance period. The awards earned for 2014 are as follows: Lacy-$497,761, Ceryanec-$146,010, Harty-$165,920, Karpowicz-$165,920 and Zieser-$159,284.

(4)

The amounts for 2014 shown in this column represent the change in pension value measured from June 30, 2013 to June 30, 2014. The following assumptions were used to calculate the prior year’s present values: Measurement date – June 30, 2013; discount rate – Qualified Plan, 3.80%; Replacement Plan, 3.70%; Supplemental Plan, 4.70%; interest crediting rate – Qualified Plan, 3.05%; Replacement Plan, 2.95%; Supplemental Plan, 3.95%; annuity conversion rate – 4.70%; annuity conversion mortality – 2013 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2013 levels; salary increases – none; and pre-retirement decrements – none. The amounts shown in the Summary Compensation Table increased from last year due to the decreases in the annuity conversion rate assumption, continued service accruals and significant bonus payments. This is in contrast to last year’s results, which were zero for most executives due to the increase in the annuity conversion assumption used to determine lump sums.

(5)

Amounts in this column for fiscal 2014 include for all NEOs: Annual auto allowance less mileage reimbursed as business expense, club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums and Company contributions to the 401(k) Plan in the amount of $10,400 for each NEO.

Awards

The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. The Compensation Committee granted awards during fiscal 2014 as shown in the table below to each of the NEOs pursuant to the 2004 Plan. Restricted stock was awarded by the Compensation Committee on August 13, 2013. The restricted stock will vest in its entirety on the third anniversary of the grant date. The Committee also granted options on August 13, 2013 to each of our NEOs. Each option granted will become exercisable in its entirety on the third anniversary of the grant date. The January 31, 2014 awards of restricted stock were made subject to the Executive Stock Ownership Program which is described in detail beginning on page 18 of this Proxy Statement. For additional information on equity awards, please see the “Equity Compensation” section in the Compensation Discussion and Analysis.

At the beginning of fiscal 2014, the Compensation Committee established potential non-equity incentive awards for each of the NEOs under the 2004 Plan. The amount of the incentive for each NEO was tied to specific financial and individual performance targets established by the Committee. The incentives earned by the NEOs are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table above.

Grants of Plan-Based Awards for Fiscal Year 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(2)(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh.)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Lacy	8/13/2013	487,500	975,000	2,437,500
	8/13/2013	550,000	1,100,000	2,200,000
	8/13/2013					65,000	47.92	737,452
	8/13/2013				20,000			958,400
	1/31/2014				443			20,281
Ceryanec	8/13/2013	196,000	392,000	980,000
	8/13/2013	150,000	300,000	600,000
	8/13/2013					18,000	47.92	204,217
	8/13/2013				6,250			299,500
	8/13/2013				2,500			119,800
	1/31/2014				3,107			142,238
Harty	8/13/2013	290,000	580,000	1,450,000
	8/13/2013	200,000	400,000	800,000
	8/13/2013					23,000	47.92	260,944
	8/13/2013				2,000			95,840
	8/13/2013				8,000			383,360
	1/31/2014				1,148			52,555
Karpowicz	8/13/2013	264,375	528,750	1,321,875
	8/13/2013	175,000	350,000	700,000
	8/13/2013					20,000	47.92	226,908
	8/13/2013				7,000			335,440
Zieser	8/13/2013	225,750	451,500	1,128,750
	8/13/2013	162,500	325,000	650,000
	8/13/2013					18,000	47.92	204,217
	8/13/2013				6,500			311,480
	8/13/2013				2,500			119,800

(1)

The minimum, target and maximum annual non-equity incentive awards that could be earned during the year ended June 30, 2014 are shown on the first line next to each NEO’s name. The actual amounts of the awards were determined by the Compensation Committee based on the level achieved with respect to each NEO’s individual incentive plan and are reported in the Summary Compensation Table, above. Individual incentive plans may include EPS, operating cash flow, group operating cash flow or other measurements. The minimum, target and maximum 2014 Cash LTIP awards that could be earned by each NEO if certain performance levels are achieved over a three-year performance period (July 1, 2013 to June 30, 2016), are listed on the second line. The awards do not vest until June 30, 2016 and are subject to continued employment. If minimum performance levels are not achieved the awards will be canceled.

(2)	The August 13, 2013 grants of restricted stock shown in this column will vest in full on the third anniversary of the grant date. Dividends at the normal rate are paid on shares of restricted stock.
(3)

The January 31, 2014 grants of restricted stock shown above were awarded under the Executive Stock Ownership Plan which was designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the Committee for participants in the program. Each participant receives an annual award of restricted stock equal to 20% of his or her personal acquisition of Company stock. The incremental stock holdings must be maintained for a period of five years in order for the restrictions to lapse. The shares awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Dividends at the normal rate are paid on shares of restricted stock.

(4)	Options listed in this column will vest 100% on the third anniversary of the grant date and will expire on the tenth anniversary of the grant.
(5)	The exercise price equals the NYSE closing price per share on the date of grant.
(6)

The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 11 (Common Stock and Share-Based Compensation Plans) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended June 30, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table discloses outstanding equity awards as of June 30, 2014, for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable (#)(1)	Number of Securities Underlying Unexercised Options – Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Lacy	8/10/2004	90,000		49.97	8/10/2014
	8/9/2005	53,333		49.10	8/9/2015
	8/8/2006	106,000		46.21	8/8/2016
	8/7/2007	120,000		53.90	8/7/2017
	1/30/2011					1,535		74,233
	8/9/2011		127,000	25.58	8/9/2021	32,000	*	1,547,520
	1/28/2012					510		24,664
	8/7/2012		145,000	34.85	8/7/2022	28,000	*	1,354,080
	2/2/2013					4,161		201,226
	8/13/2013		65,000	47.92	8/13/2023	20,000	*	967,200
	1/31/2014					443		21,423
Ceryanec	1/30/2010					104		5,029
	1/30/2011					345		16,684
	8/9/2011		35,000	25.58	8/9/2021	8,500	*	411,060
	1/28/2012					178		8,608
	8/7/2012		40,000	34.85	8/7/2022	7,500	*	362,700
	2/2/2013					4,587		221,827
	8/13/2013		18,000	47.92	8/13/2023	6,250	*	302,250
	8/13/2013					2,500	*	120,900
	1/31/2014					3,107		150,255
Harty	8/10/2004	4,500		49.97	8/10/2014
	8/9/2005	6,000		49.10	8/9/2015
	8/8/2006	5,000		46.21	8/8/2016
	8/7/2007	10,000		53.90	8/7/2017
	8/10/2010	30,000		32.85	8/10/2020
	8/10/2010					15,000		725,400
	1/30/2011					1,176		56,871
	8/9/2011		40,000	25.58	8/9/2021	12,000	*	580,320
	1/28/2012					1,243		60,111
	8/7/2012		45,000	34.85	8/7/2022	12,000	*	580,320
	8/7/2012					6,000		290,160
	2/2/2013					1,446		69,929
	8/13/2013		23,000	47.92	8/13/2023	8,000	*	386,880
	8/13/2013					2,000	*	96,720
	1/31/2014					1,148		55,517
Karpowicz	2/14/2005	40,000		47.56	2/14/2015
	8/8/2006	30,000		46.21	8/8/2016
	8/7/2007	30,000		53.90	8/7/2017
	8/11/2009	83,000		28.60	8/11/2019
	1/30/2010					254		12,283
	8/10/2010	31,000		32.85	8/10/2020
	1/30/2011					2,173		105,086
	8/9/2011		39,000	25.58	8/9/2021	10,500	*	507,780
	1/28/2012					3,483		168,438
	8/7/2012		44,000	34.85	8/7/2022	9,000	*	435,240

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable (#)(1)	Number of Securities Underlying Unexercised Options – Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Karpowicz (continued)	2/2/2013					2,504		121,093
	8/13/2013		20,000	47.92	8/13/2023	7,000	*	338,520
Zieser	8/7/2007	20,000		53.90	8/7/2017
	1/30/2011					3,305		159,830
	8/9/2011		38,000	25.58	8/9/2021	9,500	*	459,420
	1/28/2012					2,695		130,330
	8/7/2012		43,000	34.85	8/7/2022	8,500	*	411,060
	8/13/2013		18,000	47.92	8/13/2023	6,500	*	314,340
	8/13/2013					2,500	*	120,900

(1)	Options granted vested or will vest 100% on the third anniversary of the grant date.
(2)

The exercise price for option grants prior to July 1, 2006 is equal to the average of the high and low prices on the date of grant. The exercise price for options granted after July 1, 2006 is equal to the NYSE closing price per share on the date of grant.

(3)

Awards of restricted stock shown in this column which vest on the third anniversary of the grant date are followed by an (*). All other awards in this column will vest on the fifth anniversary of the grant date.

(4)	Calculated at the NYSE closing price of the Company’s common stock on June 30, 2014, the last trading day of the fiscal year ($48.36).

Option Exercises and Stock Vested in Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lacy	240,000	1,641,900	26,432	1,270,557
Ceryanec (2)	27,000	402,300	14,300	720,535
Harty	—	—	8,000	385,600
Karpowicz	70,000	1,122,100	8,145	392,238
Zieser (3)	170,000	705,100	7,500	361,500

(1)	Value realized on vesting is computed by multiplying the closing price of the common stock on the date of vesting by the number of shares of restricted stock vesting on such date.
(2)

Mr. Ceryanec elected to defer the receipt of 14,300 shares upon vesting by converting the shares to SEUs to be held until his retirement or other termination, whichever is later. The total amount deferred was $720,535.

(3)

Mr. Zieser elected to defer the receipt of 7,500 shares upon vesting by converting the shares to SEUs to be held until his retirement or other termination, whichever is later. The total amount deferred was $361,500.

Pension Benefits in Fiscal 2014

The following table shows on a plan-by-plan basis for each NEO: the number of years of credited service (rounded to the nearest whole number), the present value of the accumulated benefit and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of the Company’s most recent fiscal year-end measurement date. For additional information concerning those assumptions, please see Note 8 to the Company’s audited financial statements included in the Company’s Annual Report on for the year ended June 30, 2014. Exceptions include the retirement age, which is assumed to be the earliest time at which a participant may retire under the plan without any benefit reduction due to age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

Measurement date	June 30, 2014
Discount rate
Qualified	3.5%
Replacement	3.4%
Supplemental	3.9%
Interest crediting rate
Qualified	2.75%
Replacement	2.65%
Supplemental	3.15%
Annuity conversion rate	4.4%, unless specified by Agreement
Annuity conversion mortality	2014 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2014 levels
Salary increases	None
Pre-retirement decrements	None

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lacy	Employees’ Retirement Income Plan	17	249,262	—
	Replacement Benefit Plan	17	1,659,106	—
	Supplemental Benefit Plan	15	9,053,495	—
Ceryanec	Employees’ Retirement Income Plan	6	62,491	—
	Replacement Benefit Plan	6	194,585	—
	Supplemental Benefit Plan	5	804,546	—
Harty	Employees’ Retirement Income Plan	10	124,279	—
	Replacement Benefit Plan	10	370,100	—
	Supplemental Benefit Plan	9	1,428,746	—
Karpowicz	Employees’ Retirement Income Plan	9	117,665	—
	Replacement Benefit Plan	9	566,372	—
	Supplemental Benefit Plan	8	2,881,666	—
Zieser	Employees’ Retirement Income Plan	16	218,352	—
	Replacement Benefit Plan	16	834,597	—
	Supplemental Benefit Plan	14	3,198,285	—

For a more complete description of the plans and their purposes, see page 20 of this Proxy Statement.

Nonqualified Deferred Compensation in Fiscal Year 2014

The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. See page 19 of this Proxy Statement for additional information concerning deferred compensation. The aggregate balance was determined by multiplying the number of SEUs held on June 30, 2014 (the last trading day of the fiscal year) by$48.36, the closing price of the Company’s common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Lacy	—	89,014	—	2,622,118
Ceryanec (2)	820,535	35,412	—	1,232,350
Harty	—	—	—	—
Karpowicz	—	—	—	—
Zieser	361,500	84,771	—	2,497,133

(1)	Earnings shown in this column equal the dollar value of dividends on SEUs accrued during the last fiscal year. All dividends are reinvested as additional SEUs.
(2)	$100,000 reported in the Executive Contributions column was also reported as a non-equity incentive award in the Summary Compensation Table for fiscal 2014.

Potential Payments upon Termination

Employment and Other Agreements

The Company has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of non-solicitation, non-compete and confidentiality following termination.

On December 30, 2008 the Company entered into amendments to each employment agreement. Those amendments conform to the requirements of Section 409A of the Tax Code and all payouts described below shall be subject to the terms of Section 409A. The amendments provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment shall be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.

1.

Lacy Employment Agreement. The Company entered into an agreement with Mr. Lacy effective July 1, 2006, the date he became President and CEO of the Company, and by amendment on November 4, 2009, continued in effect through June 30, 2013, subject to automatic renewal for subsequent one-year terms. The amended agreement provides that Mr. Lacy’s minimum annual base salary shall be $810,000 and may be increased at the discretion of the Compensation Committee. Mr. Lacy is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. Mr. Lacy’s target Annual Incentive under the 2004 Plan will not be less than 100% of his base salary. The agreement also provides for payment to Mr. Lacy in the event his employment is terminated for various reasons as follows:

A.

If his employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, any Annual Incentive as determined by the Compensation Committee would be prorated to the date of death, any Cash LTIP would be paid out according to the terms of the award, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.

In the event of termination due to “Disability,” Mr. Lacy would receive 100% of his base salary for the first 12 months following such termination or through the end of the current term. Mr. Lacy would receive his target Annual Incentive for the initial year in which the Disability occurs. In addition, any Cash LTIP would be paid out according to the terms of the award, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.

In the event of termination “Without Cause,” or due to “Failure to Re-Elect as CEO or Director,” Mr. Lacy would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to sum of his base salary and target Annual Incentive through the end of the current term or 24 months, whichever is greater. Mr. Lacy would also be eligible for post-retirement welfare benefits which would commence after June 30, 2014; therefore, the value of those benefits for fiscal 2014 would be zero. In addition, any Cash LTIP would be paid out according to the terms of the award, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

D.

In the event of termination for “Cause,” Mr. Lacy would receive his base salary through the date of termination and any Annual Incentive under the 2004 Plan would be prorated to the date of termination. All equity and other incentive awards subject to restriction would be forfeited.

E.

Because he is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Lacy would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP would be paid out according to the terms of the award. He would also be a participant in the retiree welfare plan. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Lacy if his employment had been terminated as of June 30, 2014, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,950,000	975,000	975,000
Earned but unpaid Annual Incentive (1)	979,081	979,081	979,081	N/A	979,081
Payment of target Annual Incentive	N/A	N/A	1,950,000	975,000	N/A
Payment due under Cash LTIPs	N/A	1,285,896	1,285,896	1,285,896	1,285,896
Continued health/welfare benefits (2)(3)	N/A	N/A	29,531	N/A	N/A
Pension benefit (lump sum) (4)(5)	10,913,778	10,913,778	10,913,778	N/A	10,913,778
Immediate vesting of stock options (6)	N/A	4,880,610	4,880,610	4,880,610	4,880,610
Immediate vesting of restricted stock (7)	N/A	4,190,346	4,190,346	4,190,346	4,190,346

(1)	The amount due, if any, is the amount of the Annual Incentive set by the Compensation Committee at its August meeting.
(2)	Because Mr. Lacy is retirement eligible (age 55 with ten or more years of service) he would be able to participate in the retiree welfare plan.
(3)

Mr. Lacy’s employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the current term of the agreement which would be June 30, 2014.

(4)

Mr. Lacy’s employment agreement also provides that if his employment is terminated voluntarily due to a substantial change in his position, duties or responsibilities, his retirement benefits will be accelerated as if the termination were “Without Cause.”

(5)	Disabled employees are considered active participants in all retirement plans.
(6)	Reflects the benefit of the immediate vesting of stock options.
(7)	Reflects the benefit of the immediate vesting of restricted stock and performance-based restricted stock under the terms of the award agreements.

2.

Ceryanec Employment Agreement. The Company entered into an agreement with Mr. Ceryanec which became effective October 20, 2008, the date he became Chief Financial Officer of the Company. The agreement, as amended on December 30, 2008, provides that any increases in annual base salary after July 1, 2009 or changes in target Annual Incentive will be determined by the Compensation Committee. The employment agreement also provided a one-time signing bonus of $100,000, one-half to be paid within 30 days of signing and one-half to be paid within 30 days after Mr. Ceryanec moved his permanent residence to a location within the Des Moines metropolitan area. The agreement also provided for the reimbursement of certain relocation expenses. Mr. Ceryanec is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. Beginning with fiscal 2011, Mr. Ceryanec’s target Annual Incentive was set at 70% of base salary. The agreement also provides for payment to Mr. Ceryanec in the event his employment is terminated for various reasons as follows:

A.

If his employment were terminated because of death, his base salary would be paid through the last day of the month in which his death occurred, any Annual Incentive earned under the 2004 Plan would be prorated for the fiscal year, any Cash LTIP would be paid out according to the terms of the award, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.

In the event of termination due to “Disability,” base salary would be paid through the last day of the month in which written notice of termination was given, any Annual Incentive earned under the 2004 Plan would be prorated to the date of termination and any Cash LTIP would be paid out according to the terms of the award. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.

In the event of termination “Without Cause,” Mr. Ceryanec would receive his base salary for a period of 12 months following the date of termination, any Annual Incentive earned under the 2004 Plan would be prorated and any Cash LTIP would be paid out according to the terms of the award.

D.

In the event of voluntary termination or termination for “Cause,” Mr. Ceryanec would receive only his base salary through the date of termination. All equity and other incentive awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Ceryanec if his employment had been terminated as of June 30, 2014, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	560,000	N/A	N/A
Earned but unpaid Annual Incentive (1)	N/A	N/A	447,549	447,549	447,549
Payment due under Cash LTIPs	N/A	N/A	370,825	370,825	370,825
Pension benefit (lump sum) (2)	68,108	68,108	68,108	N/A	68,108
Immediate vesting of stock options (3)	N/A	N/A	N/A	1,345,620	1,345,620
Immediate vesting of restricted stock (4)	N/A	N/A	N/A	1,599,314	1,599,314

(1)	The amount due, if any, is the amount of the Annual Incentive set by the Compensation Committee at its August meeting.
(2)	Disabled employees are considered active participants in all retirement plans.
(3)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(4)	Reflects the benefit of the immediate vesting of restricted stock.

3.	Harty Employment Agreement.

The Company entered into a new employment agreement with Mr. Harty effective July 1, 2013. The agreement provides for a minimum annual base salary of $700,000 and target Annual Incentive of 75% of base salary which may be increased at the discretion of the Compensation Committee. In August, 2013, the Committee chose to increase his base salary to $725,000 and his target Annual Incentive to 80% of annual base salary effective July 1, 2013. Mr. Harty is also a participant in the 2004 Plan, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. The agreement provides for payment to Mr. Harty in the event his employment was terminated for various reasons as follows:

A.

In the case of termination due to death, his base salary would be paid through the date of death, and any Annual Incentive earned under the 2004 Plan would be prorated to the date of death. In addition, all awards of restricted stock would vest and all stock options would vest and remain exercisable for their full unexpired term.

B.

In the event of termination due to “Disability,” Mr. Harty would receive his base salary through the date of Disability. Under the terms of the Company’s Long-Term Disability Plan, he would receive $15,000 per month until he reaches retirement age, up to a maximum payout of $865,000. In addition, all restricted stock awards would vest and all stock options would vest and remain exercisable for the full unexpired term of the option. All awards under incentive plans would be handled in accordance with the terms of the relevant plan and agreements.

C.

In the event of termination “Without Cause,” Mr. Harty, in return for a full release of all employment-related claims, would receive his base salary through the date on which notice is given, plus separation payments equal to his base salary for a period of 18 months following the date of such notice. He would also receive a lump sum payment equal to his target Annual Incentive, prorated to the date on which notice is given. If Mr. Harty fails to execute the release described above, he would receive only his base salary through the date of notice of termination.

Mr. Harty’s employment agreement also provides that should there be a change in title, location or duties during the term of the Agreement, he will have the right to terminate his employment and such voluntarily termination from Meredith shall be treated as a termination Without Cause as described above.

D.	In the event of termination for “Cause,” Mr. Harty would receive his base salary only through the date of termination. All equity or incentive awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Harty if his employment had been terminated as of June 30, 2014, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,087,500	N/A	N/A
Earned but unpaid Annual Incentive(2)	N/A	N/A	N/A	471,235	471,235
Payment of target Annual Incentive	N/A	N/A	580,000	N/A	N/A
Payment due under Cash LTIPs	N/A	N/A	438,001	438,001	438,001
Pension benefit (lump sum) (3)	137,100	137,100	1,506,539	N/A	137,100
Immediate vesting of stock options (4)	N/A	N/A	N/A	1,529,270	1,529,270
Immediate vesting of restricted stock (5)	N/A	N/A	N/A	2,902,229	2,902,229

(1)	The payments in this column are to be paid in return for a signed full release of all employment-related claims.
(2)	The amount due, if any, is the amount of the Annual Incentive set by the Compensation Committee at its August meeting.
(3)	Disabled employees are considered active participants in all retirement plans.
(4)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(5)	Reflects the benefit of the immediate vesting of restricted stock under the terms of the award agreements.

4.

Karpowicz Employment Agreement. On February 14, 2005, the Company entered into an employment agreement with Mr. Karpowicz which was amended on December 30, 2008. Mr. Karpowicz is eligible to participate in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. The agreement provides for payment to Mr. Karpowicz in the event his employment was terminated for various reasons as follows:

A.

In the event of termination due to death or “Disability,” Mr. Karpowicz or his estate would receive his base salary through the last day of the month in which such termination occurs plus any Annual Incentive earned under the 2004 Plan prorated to the date of termination. In addition, any Cash LTIP would be paid out according to the terms of the award, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.

In the event of termination for “Cause” or voluntary termination, Mr. Karpowicz would receive only his base salary through the date of termination. All equity and incentive awards subject to restriction would be forfeited.

C.

In the event of termination “Without Cause,” Mr. Karpowicz would be entitled to receive his base salary for a period of 12 months following the date of termination plus a proportionate share of any 2004 Plan Annual Incentive. In addition, any Cash LTIP and other equity awards would be paid out according to the terms of the awards.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Karpowicz if his employment had been terminated as of June 30, 2014, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	705,000	N/A	N/A
Earned but unpaid Annual Incentive (1)	N/A	N/A	665,935	665,935	665,935
Payment due under Cash LTIPs	N/A	N/A	423,947	423,947	423,947
Pension benefit (lump sum) (2)	3,326,790	3,326,790	3,326,790	N/A	3,326,790
Immediate vesting of stock options (3)	N/A	N/A	N/A	1,491,660	1,491,660
Immediate vesting of restricted stock (4)	N/A	N/A	N/A	1,688,441	1,688,441

(1)	The amount due, if any, is the amount of the Annual Incentive set by the Compensation Committee at its August meeting.
(2)	Disabled employees are considered active participants in all retirement plans.
(3)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(4)	Reflects the benefit of the immediate vesting of restricted stock under the terms of the award agreements.

5.

Zieser Employment Agreement. The Company entered into an agreement with Mr. Zieser which became effective August 12, 2008 and continued in effect through June 30, 2013. The term of employment automatically renews for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000 with any increase in base salary to be determined by the Compensation Committee. Mr. Zieser is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. Mr. Zieser’s target Annual Incentive under the 2004 Plan will be no less than 70% of his base salary. The agreement also provides for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:

A.

If his employment were terminated because of death, any Cash LTIP would be paid out according to the terms of the award, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option, his base salary would be paid in equal installments until the end of the month of the first anniversary of his death and any Annual Incentive earned under the 2004 Plan, as determined by the Compensation Committee at its meeting following the end of the fiscal year, would be prorated to the date of death.

B.

In the event of termination due to “Disability,” Mr. Zieser would receive his base salary at the lesser of 100% for 12 months or to the end of the current term and his target Annual Incentive for the fiscal year in which the Disability occurred. In addition, any Cash LTIP award would be paid out according to the terms of the award, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.

In the event of termination “Without Cause,” Mr. Zieser would be entitled to receive a lump sum payment within the Short-Term Deferral Period as defined in the agreement, equal to sum of his base salary and target Annual Incentive through the end of the current term or 18 months, whichever is greater. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

D.

In the event of voluntary termination or termination for “Cause,” Mr. Zieser would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited as would all other incentive or equity awards subject to restriction.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of June 30, 2014, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	967,500	645,000	645,000
Earned but unpaid Annual Incentive (1)	N/A	N/A	555,571	555,571	555,571
Payment of target Annual Incentive	N/A	N/A	677,250	451,500	N/A
Payment due under Cash LTIPs	N/A	N/A	403,898	403,898	403,898
Continued health/welfare benefits (2)	N/A	N/A	19,358	N/A	N/A
Pension benefit (lump sum) (3)(4)	234,966	234,966	3,564,705	N/A	234,966
Immediate vesting of stock options (5)	N/A	N/A	1,454,490	1,454,490	1,454,490
Immediate vesting of restricted stock (6)	N/A	N/A	1,595,880	1,595,880	1,595,880

(1)	The amount due, if any, is the amount of the Annual Incentive set by the Compensation Committee at its August meeting.
(2)	In the event of termination “Without Cause,” the benefits would be continued through the end of the current term of the Agreement which would be June 30, 2015.
(3)

In the event of termination “Without Cause,” Mr. Zieser shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.
(5)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(6)	Reflects the benefit of the immediate vesting of restricted stock under the terms of the award agreements

Change in Control

The Company has entered into Amended and Restated Severance Agreements (“Agreements”) with each of the NEOs. The Agreements provide for a double trigger, namely a Change in Control of the Company and the termination of the officer within two years of such a Change in Control. The Agreements provide for payments and other benefits if the executive is terminated within two years of a Change in Control of the Company for any reason other than disability, mandatory retirement, “Cause” or voluntary termination other than for “Good Reason.” “Good Reason” includes an adverse substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distant and other terms as more fully described in the Agreements. If an executive’s employment is terminated prior to the date a Change in Control occurs, and if there is a reasonable basis that such termination (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control of the Company or (2) otherwise arose in connection with or anticipation of a Change in Control, then such termination shall be treated as a termination following a Change in Control of the Company. A Change in Control as defined in the Agreements is summarized briefly as follows:

1.

The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;

2.

The directors who were incumbent at the time of the execution of the Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);

3.	The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company’s assets; or

4.	Approval by the shareholders of a complete liquidation or dissolution of the Company.

Immediately upon a Change in Control of the Company, all outstanding stock options and stock appreciation rights shall become exercisable, all restrictions on restricted stock and RSUs shall lapse and all performance awards shall be paid or delivered as if the performance goals had been fully achieved. The benefit of the immediate vesting of the stock options and restricted stock and payments under performance awards would have been as follows had a Change in Control occurred on June 30, 2014.

Award	Lacy ($)	Ceryanec ($)	Harty ($)	Karpowicz ($)	Zieser ($)
Restricted Stock	4,190,346	1,599,314	2,902,229	1,688,441	1,595,880
Options	4,880,610	1,345,620	1,529,270	1,491,660	1,454,490
Cash LTIPs	2,347,761	666,010	815,920	765,920	724,284

Payment Obligations upon Termination Due to Change in Control

The following table sets forth the payment obligations under the Agreements if the NEO’s employment is terminated as described above in advance of or within two years of a Change in Control of the Company. The tables assume that the termination took place on June 30, 2014.

Obligation
NEO’s annual base salary times three (based upon the highest annual rate of salary earned during the preceding 12-month period) (1)

Annual Bonus times three (higher of the target incentive for the year in which the date of termination occurs or the highest annual incentive compensation paid in respect of the three fiscal years immediately prior to the year in which the Change in Control occurred) (1)

Any earned and due Annual Incentive payments (1)
Prorated Annual Bonus through the date of termination (1)
Immediate vesting and payout of awards under any Cash LTIP (1)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings) (1)
Retirement benefits (plus three years from the date of termination) (1)(2)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental and life insurance for three years after the date of termination (3)
Continuation of short-term and long-term disability for three years after the date of termination (3)
Continuation of all programs and perquisites for three years after the date of termination (3)
Gross-up payment for tax liabilities (4)
Immediate vesting of equity awards under stock plans

(1)	These amounts are to be paid as a lump sum within five days of the date of termination out of the Company’s (or its successor’s) assets.
(2)	The retirement benefit is to be calculated as though the NEO is fully vested and has attained 36 additional months of age under the plans (but not to reduce the NEO’s life expectancy).
(3)

The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the Change in Control or the level in effect at the date of termination, whichever is most favorable to the NEO.

(4)	The Company may pay directly to the IRS or other taxing authority, for the benefit of the NEO.

1.	Base Salary. The Agreements provide for the lump sum payment of three times the NEO’s annual base salary. The following table sets forth the amount of such payments to each NEO.

Lacy	Ceryanec	Harty	Karpowicz	Zieser
$2,925,000	$1,680,000	$2,175,000	$2,115,000	$1,935,000

2.	Annual Bonus. The Agreements provide for the lump sum payment of three times the Annual Bonus, as defined in the Agreements. The following table shows the amount of such payments to each NEO.

Lacy	Ceryanec	Harty	Karpowicz	Zieser
$3,975,000	$1,679,580	$1,577,988	$2,878,857	$2,029,098

3.

Earned but Unpaid Annual Incentive. The Agreements provide for the lump sum payment of any previously earned and due annual incentive payments as defined in the Agreements. The following table shows the amount of such payments to each NEO.

Lacy	Ceryanec	Harty	Karpowicz	Zieser
$979,081	$447,549	$471,235	$665,935	$555,571

4.

Prorated Annual Bonus. The Agreements provide for the lump sum payment of the Annual Bonus as defined in the Agreements pro rata to the date of termination. If termination due to Change in Control had occurred on June 30, 2014 there would be no prorated Annual Bonus.

5.

Retiree Welfare Benefits. The Agreements provide for an additional three years of age and service to be added to each NEO’s post-retirement welfare benefits (including medical, dental and life). Mr. Lacy currently meets the requirements to retire and participate in the retiree welfare plan. With the additional three years, Mr. Karpowicz and Mr. Zieser would also meet the age and service requirements to retire and participate in the retiree welfare plan. None of the other NEOs would meet the eligibility requirements. The terms of the Agreements provide that active welfare benefits would continue for three years and retiree welfare benefits would not commence until the three-year period is over. Therefore, the value of the retiree welfare benefits provided from July 1, 2013 through June 30, 2014 is zero.

6.

Pension Benefits. The Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO’s pension benefit in the event of a Change in Control. The following table shows the amount of such payments to each NEO.

Lacy	Ceryanec	Harty	Karpowicz	Zieser
16,438,095	1,846,386	3,006,551	6,335,177	5,486,093

7.

Continuation of Benefits and Perquisites. The Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all NEO services, programs, perquisites and insurance plans or programs in effect in which the NEO participated immediately prior to the time of the Change in Control, for a period of 36 months after the NEO’s date of termination. The following table shows the cost to the Company for each of the NEOs for each of the benefits and perquisites.

Perquisite/Benefit	Lacy ($)	Ceryanec ($)	Harty ($)	Karpowicz ($)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	31,200	31,200	31,200	31,200	31,200
Continuation of medical and dental insurance for 36 months	35,157	35,038	34,888	23,207	33,679
Continuation of group and NEO supplemental life insurance for 36 months	22,107	11,025	4,473	4,110	6,597
Continuation of short-term, long-term and NEO long-term disability for 36 months	30,794	13,163	10,238	23,509	17,797
Continuation of professional fees reimbursement for 36 months (calculated at maximum)	29,780	29,780	29,780	29,780	29,780
Continuation of club dues and auto allowance for 36 months	55,634	59,887	72,275	79,317	54,408

8.

Gross-up Payments. The Agreements provide that the Company will provide to the NEO a “Gross-up” payment to cover any excise taxes incurred under Section 4999 of the Tax Code, including all other income-related taxes. Under those circumstances, each NEO would be entitled to receive the following amounts.

Lacy	Ceryanec	Harty	Karpowicz	Zieser
5,726,130	2,650,865	2,869,368	4,006,247	2,868,565

9.

Immediate Vesting of All Restricted Stock, Stock Options and Performance-Based Awards. Upon termination due to a Change in Control, all restricted stock and stock options shall vest immediately and all performance awards shall be paid or delivered as if the performance goals had been fully achieved. The benefit of the immediate vesting of the stock options and restricted stock and payments under performance awards would have been as follows as of June 30, 2014.

Award	Lacy ($)	Ceryanec ($)	Harty ($)	Karpowicz ($)	Zieser ($)
Restricted Stock	4,190,346	1,599,314	2,902,229	1,688,441	1,595,880
Options	4,880,610	1,345,620	1,529,270	1,491,660	1,454,490
Cash LTIPs	2,347,761	666,010	815,920	765,920	724,284

Execution of a release of claims is not a prerequisite to the receipt of payments under the Agreements. The Agreements do not include non-compete, non-solicit, non-disparagement or confidentiality provisions. The NEOs are under no obligation to seek other employment nor shall any compensation earned by the NEOs reduce the amount of any payment provided for under the Agreements.

COMPONENTS OF DIRECTOR COMPENSATION

Employee directors receive no additional compensation for board service. For calendar 2014, the annual board retainer for non-employee directors was $75,000 with an additional committee member retainer of $10,000 and an additional committee chair retainer of $20,000. Non-employee directors may elect to convert all or half of the annual board retainer, including any additional committee retainers, into restricted stock or SEUs as follows: 105% of the retainer may be received as restricted stock or as SEUs or 50% of the retainer may be received in cash and 52.5% of the retainer received as restricted stock or SEUs. Restricted stock pays dividends and vests one-third each year on the first three anniversaries of the grant date or upon the director’s retirement from the Board. SEUs are fully vested but are paid out as common stock on a one-for-one basis only upon the director’s resignation or retirement from the Board. Dividends on SEUs are reinvested.

Each year, on the date of the Annual Meeting of Shareholders, each non-employee director receives an equity grant with a fair market value of $100,000, half in restricted stock and half in nonqualified stock options. One-third of the number of shares of stock and options granted vests each year on the first three anniversaries of the grant date. Options have an exercise price equal to the closing price on the date of the grant and expire on the tenth anniversary of the grant date.

Upon election to the Board, each new non-employee director may choose to receive a grant of 1,200 shares of restricted stock which vests one-third each year on the first three anniversaries of the date of the grant or a grant of 1,200 SEUs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director’s resignation, retirement or other termination of service on the Board.

For calendar 2014, four of nine non-employee directors elected to receive all or 50% of their retainer in the form of restricted stock or SEUs. Fees paid in equity are awarded on the date of the Annual Meeting. Cash retainers are paid in advance in quarterly installments. The Company also reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings. The compensation paid to each non-employee director during fiscal 2014 is shown in the table below.

Director Compensation for Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)(5)(6)	Option Awards ($)(2)(3)(5)(6)	Total ($)
Berg (4)	47,500	99,931	49,873	197,304
Coleman (4)	—	149,792	49,873	199,665
Craigie (5)	71,250	—	—	71,250
Frazier	105,000	50,018	49,873	204,891
Henry	105,000	50,018	49,873	204,891
Johnson (4)	—	160,309	49,873	210,182
Marineau	105,000	50,018	49,873	204,891
Tallett (4)	47,500	99,931	49,873	197,304

(1)	Stock awards (including SEUs) are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(2)	Option awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(3)

All non-employee directors received a grant of restricted stock with a grant date fair value of $50,018 (956 shares) and options with a grant date fair value of $49,873 (4,064 options) on the date of the Annual Meeting of Shareholders, November 6, 2013. The closing price of the common stock on November 6, 2013 was $52.32.

(4)

Included in this column: Dr. Coleman received 105% of her annual retainer in the form of SEUs with a grant date fair value of $99,774; Mr. Berg and Ms. Tallett received 52.5% of their annual retainer in the form of SEUs with a grant date fair value totaling $49,913; and Mr. Johnson received 105% of his annual retainer in the form of SEUs with a grant date fair value of $110,291.

(5)	Upon resignation, Mr. Craigie forfeited the 2014 grants of restricted stock and options.
(6)	As of June 30, 2014 each director held outstanding equity awards as shown in the table below:

Name	Options	Restricted Stock	SEUs
Berg	12,164	1,988	3,918
Coleman	59,009	3,242	18,516
Frazier	65,009	2,616	—
Henry	55,394	2,616	1,993
Johnson	65,009	2,616	38,107
Marineau	58,025	2,616	4,886
Tallett	41,009	2,616	7,685

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under regulations of the SEC, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared or held by different persons, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2014) after elimination of such duplication is 12,365,937 shares of common stock (approximately 34% of the outstanding common stock) and 5,874,998 shares of class B common stock (approximately 76% of the outstanding class B common stock).

Set forth below is information as of August 31, 2014 concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities, by each director and nominee for director, by each NEO and by the Company’s directors and executive officers as a group.

		Common Stock Owned			Class B Common Stock Owned (1)
	Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
a.	Beneficial owners of more than 5%
	Katherine C. Meredith (3)
	c/o Chris Sidwell
	1716 Locust Street
	Des Moines, IA 50309-3023	7,203	92,412	5.63	1,874,707	92,412	25.55
	E. T. Meredith, IV (3)
	c/o Chris Sidwell
	1716 Locust Street
	Des Moines, IA 50309-3023	—	92,412	8.06	2,020,312	850,106	37.28
	D. Mell Meredith Frazier, Director (3)(12)(15)
	1716 Locust Street
	Des Moines, IA 50309-3023	60,627	92,412	7.95	1,917,922	850,106	35.95
	Anna K. Meredith Endowment Trust (5)
	665 Locust Street
	Des Moines, IA 50304	—	—	1.63	—	600,000	7.79
	Royce & Associates, LLC (6)
	745 Fifth Avenue
	New York, NY 10151	1,824,620	—	5.01	—	—	—
	BlackRock, Inc. (7)
	40 East 52nd Street
	New York, NY 10022	5,572,771	—	15.30	—	—	—
	Ariel Investments, LLC (8)
	200 E. Randolph Drive, Suite 2900
	Chicago, IL 60601	—	2,075,019	5.70	—	—	—
	The Vanguard Group, Inc. (9)
	100 Vanguard Blvd.
	Malvern, PA 19355	—	2,058,279	5.65	—	—	—
b.	Directors, not listed above, including nominees and executive officers
	Donald A. Baer, Director Nominee	—	—	*	—	—	—
	Donald C. Berg, Director (10)(11)	10,122	—	*	—	—	—
	Joseph H. Ceryanec, Chief Financial Officer (12)(15)(16)	66,995	—	*	—	—	—
	Mary Sue Coleman, Director (10)(11)	70,833	—	*	—	—	—
	Thomas H. Harty, President-National Media Group (12)(13)(16)	162,174	—	*	—	—	—
	Frederick B. Henry, Director (3)(10)(11)	68,571	118,844	1.51	—	366,821	4.76
	Joel W Johnson, Director (10)(11)	104,763	—	*	—	—	—
	Paul A. Karpowicz, President-Local Media Group (4)(12)(13)(16)	324,240	5,876	*	—	—	—

		Common Stock Owned			Class B Common Stock Owned (1)
	Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
	Stephen M. Lacy, Director, Chairman/CEO (4)(12)(13)(15)	427,261	2,600	1.17	—	—	—
	Philip A. Marineau, Director (3)(10)(11)	48,664	—	*	—	—	—
	Elizabeth E. Tallett, Director (10)(11)	43,342	—	*	—	—	—
	John S. Zieser, Chief Development Officer, General Counsel (12)(13)(15)(16)	111,605	19	*	—	—	—
c.	All directors and executive officers as a group (3)(4)(10)(11)(12)(13)(14)(15)(16) [12 persons]	1,499,217	219,751	10.63	1,917,922	1,216,927	40.71

*Less than 1%

(1)

Class B common stock is not transferable except to members of the family of the holder and certain other related entities. However, class B common stock is convertible share for share at any time into fully transferable common stock without the payment of any consideration. Holders of common stock are entitled to cast one vote for each share of common stock owned on the record date. Holders of class B common stock are entitled to cast ten votes for each share owned on the record date.

(2)

Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of class B common stock which is convertible share for share into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be less than 1% for Katherine C. Meredith, E. T. Meredith, IV, D. Mell Meredith Frazier; 0% for the Anna K. Meredith Endowment Trust; and less than 1% for Frederick B. Henry; the other individuals’ ownership percentages would be unchanged and the ownership percentage in (c) All directors and executive officers as a group would be 4.76%.

(3)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(4)	Includes shares beneficially owned by spouses and relatives living in the same household with the named individuals and/or shares owned by family partnerships.
(5)

This is a charitable trust. Bankers Trust Company as trustee votes the shares at the direction of the Endowment Board. The Endowment Board, composed of Bankers Trust Company, D. Mell Meredith Frazier, E. T. Meredith, IV, James Hubbell, III and John D. Bloodgood, acting by majority vote, has dispositive power over the shares.

(6)

Information as of December 31, 2013 based on Schedule 13G/A filed with the SEC. Royce & Associates, Inc. (“Royce”) has sole dispositive and sole voting power over 1,824,620 shares of Common Stock. Royce serves as an investment adviser, and, for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,824,620 shares of Common Stock.

(7)

Information as of December 31, 2013 based on Schedule 13G filed with the SEC. BlackRock, Inc. (“BlackRock”) has sole dispositive and sole voting power over 5,572,771 shares of Common Stock. BlackRock serves as a parent holding company, and, for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 5,572,771 shares of Common Stock.

(8)

Information as of December 31, 2013 based on Schedule 13G/A filed with the SEC. Ariel Investments, LLC (“Ariel”) has sole voting power with respect to 1,855,236 shares of Common Stock and shared dispositive power with respect to 2,075,109 shares of Common Stock. Ariel serves as an investment adviser, and, for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,075,109 shares of Common Stock.

(9)

Information as of December 31, 2013 based on Schedule 13G filed with the SEC. The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 54,420 shares of Common Stock, sole dispositive power with respect to 2,006,559 shares of Common Stock and shared dispositive power with respect to 51,720 shares of Common Stock. Vanguard Fiduciary Trust Company (“VTFC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 51,720 shares (.14%) of Common Stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,700 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. Vanguard may be deemed to beneficially own 2,058,279 shares of Common Stock.

(10)

Includes common stock equivalents held by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors as follows (rounded up to the nearest whole number): Berg-3,918, Johnson-38,107, Coleman-18,516, Tallett-7,685, Marineau-4,886 and Henry-1,993 for an aggregate total of 75,105.

(11)

Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2014 by non-employee directors as follows: Berg-2,700, Frazier and Johnson-51,930 each, Marineau-34,470, Henry-32,700, Coleman-45,930 and Tallett-27,930 for an aggregate total of 247,590.

(12)

Includes common stock equivalent units and/or restricted stock units held by executive officers under the Company’s Stock Incentive Plans as follows: Lacy-75,221, Zieser-67,936, Harty-8,350, Karpowicz-7,300 and Ceryanec-38,465 for an aggregate total of 197,272.

(13)

Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2014 by executive officers under the Company’s Stock Incentive Plans as follows: Lacy-279,333, Karpowicz-253,000, Zieser-20,000 and Harty-91,000 for an aggregate total of 643,333.

(14)	Includes 890,923 shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2014 by the directors and executive officers as a group.
(15)

Includes shares held by Principal Life Insurance Company as trustee under the 401(k) Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual Plan participants. Shares held by directors and executive officers are as follows: Lacy-6,984, Meredith-1,422, Ceryanec-1,125 and Zieser-42.

(16)

Includes shares held by Morgan Stanley Smith Barney Stock Plan Services, as trustee under the Meredith Corporation Employee Stock Purchase Plan of 2002 for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants. Shares held by directors and executive officers are as follows: Ceryanec-2,487, Harty-2,688, Karpowicz-7,297 and Zieser-127.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related, tax and all other services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG in fiscal 2014.

Service Fees Paid to Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2014 was KPMG. Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2014 and 2013.

	2014	2013
Audit Fees (1)	$981,109	$1,313,363
Audit-Related Fees (2)	92,210	46,300
Tax Fees (3)	123,460	157,062
All Other Fees (4)	1,650	1,650
Total Fees	$1,198,429	$1,518,375

(1)

Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2014 and June 30, 2013 and the review of the Company’s quarterly financial statements during such fiscal years.

(2)	Consists of the fees for audits of financial statements of certain employee benefit plans, assistance to the Internal Audit Department and the review of certain contracts.
(3)	Consists of fees for tax services provided to the Company, including tax planning services and the review of certain tax returns.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research web site.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Audit Committee

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management and its independent registered public accounting firm.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2014 Annual Report to Shareholders. Management has confirmed to us that such financial statements:

1.	Have been prepared with integrity and objectivity and are the responsibility of management and

2.	Have been prepared in conformity with GAAP.

We have discussed with KPMG the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) (AS16). AS16 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to:

1.	Their responsibility under generally accepted auditing standards,

2.	Significant accounting policies,

3.	Management judgment and estimates,

4.	Any significant audit adjustments,

5.	Any disagreements with management, and

6.	Any difficulties encountered in performing the audit.

We have received from KPMG a letter providing the disclosures required by Public Company Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management’s assessment of internal control over financial reporting and has issued a report thereon dated August 25, 2014. In that report KPMG states that, in its opinion, the Company maintained effective control over financial reporting as of June 30, 2014.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board of Directors, we have relied on:

1.	Management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and

2.	The report of the Company’s independent registered public accounting firm with respect to such financial statements.

Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2014 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE
Philip A. Marineau, Chair
Mary Sue Coleman
Donald C. Berg

PROPOSAL THREE - APPROVAL OF 2014 STOCK INCENTIVE PLAN

          On August 13, 2014, our Board of Directors approved, subject to shareholder approval, the 2014 Stock Incentive Plan (the “Plan”). We are submitting the Plan to our shareholders for approval, which is required under the terms of the Plan for awards granted under it to be valid and effective. We are also seeking shareholder approval in accordance with the requirements of the New York Stock Exchange rules and in order for certain awards under the Plan to qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

          We believe that appropriate equity incentives are important to attract and retain the highest caliber of employees and directors, to link incentive rewards to Company performance, to encourage employee and director ownership in our company, and to align the interests of our employees and directors to those of our shareholders. The approval of the Plan will enable us to continue to provide such incentives.

Description of the Plan.

          The following is a summary of the material features of the Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan, which is attached to this proxy statement as Exhibit A.

          Purpose of the Plan. The purpose of the Plan is to establish a program of incentives for officers, key employees, and directors of the Company which will (a) stimulate, recognize, and reward the contribution of those persons to the achievement of long-range corporate goals, (b) provide flexibility to the Company in its ability to motivate, attract and retain the services of those persons possessing a high level of managerial ability and experience upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent, and (c) to align the interests of those persons with those of the Company’s shareholders.

          Shares Subject to Plan. The number of shares of common stock, $1.00 par value per share, of the Company reserved for issuance under the Plan is three million (3,000,000) shares plus the aggregate number of shares available for issuance (and not subject to outstanding awards) under the Company’s 2004 Stock Incentive Plan as of the date on which the Plan is approved by the Company’s shareholders. As of June 30, 2014, there were 5,300,439 shares available for issuance (and not subject to outstanding awards) under the Company’s 2004 Stock Incentive Plan.

          The number of shares reserved for issuance will be adjusted upon a merger, reorganization, recapitalization, stock dividend or other change in the corporate structure of the Company affecting the common stock. The maximum number of options or stock appreciation shares, in the aggregate, that may be awarded to a participant during any annual period is 750,000 shares. The maximum number of shares, in the aggregate, that may be awarded to any participant as restricted stock, restricted stock units, stock equivalent units, or performance shares in any annual period is 300,000 shares.

          If any award granted under the Plan terminates, expires, or lapses prior to exercise for any reason, or if shares are issued and then reacquired by the Company, any shares subject to such award or any reacquired shares shall be available for the grant of a new award under the Plan. Shares covered by an award shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a stock appreciation right shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by an optionee as full or partial payment to the Company of the exercise price under any stock option exercised under the Plan, any shares retained by the Company pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan.

          Administration. The Plan provides for administration by a committee of the Board of Directors consisting of two or more directors who qualify as non-employee directors. The Plan will be administered by the Compensation Committee of the Board of Directors. Among the powers granted to the committee are the authority to interpret the Plan; establish rules and regulations for its operation; select persons to receive awards; determine the size and types of awards; and determine the terms and conditions of such awards. Subject to certain conditions, the committee also has the power to amend the terms and conditions of any outstanding award.

          Eligibility and Selection of Participants. All key employees of the Company and its subsidiaries and all non-employee directors of the Company are eligible to participate in this Plan. The selection of participants from eligible employees is within the discretion of the committee. The estimated number of persons who are eligible to participate in the Plan at this time is 800.

          Awards under the Plan. In structuring the Plan, the Board of Directors sought to provide for a variety of awards that could be flexibly administered in order to carry out the purposes of the Plan. Accordingly, the Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, stock equivalent units, performance shares, and performance cash awards. The committee shall determine the nature and amount of each award.

          Stock Options. The Plan authorizes the committee to grant incentive stock options, nonqualified stock options, or a combination thereof to purchase common stock.

          Subject to the limitations on the number of options that may be granted under the Plan, the committee shall determine for each option its duration, the terms and conditions to which the exercise of the option is subject, the number of shares that may be purchased, and the purchase price per share upon exercise of the option. The purchase price per share may not be less than 100% of the fair market value of such share on the date the option is granted, and no option may be exercised later than the tenth anniversary date of its grant. If an option other than an incentive stock option may not be exercised due to a black-out period within the three business days prior to the normal expiration date of the option, then the expiration date of such option shall be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the committee.

          The option price upon exercise may be paid in full either: (a) in cash or its equivalent; (b) by tender of previously acquired shares; (c) by a certification of ownership of such previously-acquired shares; (d) to the extent permitted by law, by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and applicable withholding taxes due to the Company; (e) by having the Company retain from the option shares a number of shares of common stock having a value, determined pursuant to rules established by the committee in its discretion, equal to the option price; or (f) such other methods of payment as the committee deems appropriate. In no event shall the committee, (1) without shareholder approval, cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option, or (2) cancel any outstanding stock option with an exercise price greater than the then current fair market value of the common stock for the purpose of cashing out a stock option unless such cash-out occurs in conjunction with a change in control.

          Stock Appreciation Rights (SARs). The Plan authorizes the committee to grant SARs, each of which would the participant to payment equal to the excess of the fair market value of a share of common stock on the exercise date of the SAR over the fair market value on the date of the grant. Payment of the SAR shall be in cash or common stock as set forth in the award. Each SAR grant will be subject to the terms and conditions the committee may impose, but no SAR may be exercised later than the tenth anniversary date of its grant. If an SAR may not be exercised due to a black-out period within the three business days prior to the normal expiration date of the SAR, then the expiration date of such SAR shall be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the committee. In no event shall the committee, (a) without shareholder approval, cancel any outstanding SAR for the purpose of reissuing the SAR to the participant at a lower exercise price or reduce the option price of an outstanding SAR, or (b) cancel any outstanding SAR with an exercise price greater than the then current fair market value of the common stock for the purpose of cashing out an SAR unless such cash-out occurs in conjunction with a change in control. The committee also may, in its sole discretion, substitute SARs which can be settled only in stock for outstanding stock options.

          Restricted Stock, Restricted Stock Units, and Stock Equivalent Units. The Plan authorizes the committee to grant awards in the form of restricted stock, restricted stock units, or stock equivalent units. The committee may award or sell shares of restricted stock to participants subject to such terms, conditions, restrictions, and/or limitations, if any, as the committee deems appropriate, subject to the limitations on the number of shares of restricted stock that may be granted under the Plan.

          Restricted stock units and stock equivalent units provide participants the right to receive shares of common stock at a future date subject to such terms and conditions as the committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of the units, forfeiture of the units upon termination of the participant’s employment or service as a director within specified periods, and the attainment of performance goals.

          Performance Shares. The Plan authorizes the committee to grant performance shares to participants subject to such terms and conditions as the committee deems appropriate. Performance shares may be earned in whole or in part if certain goals established by the committee are achieved over a period of time designated by the committee.

          Performance Cash Awards. The committee may designate the participants to whom cash incentives based on performance (“performance cash awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award. Each performance cash award shall entitle the participant to a payment in cash upon the attainment of one or more performance goals and other terms and conditions specified by the committee. Performance cash awards may include, without limitation, special long-term incentive plans or other incentive programs based upon performance contained in employment agreements between a participant and the Company.

          Notwithstanding the satisfaction of any performance goals, the amount to be paid under a performance cash award may be adjusted by the committee on the basis of such further consideration as the committee, in its sole discretion, shall determine. However, the committee may not, in any event, increase the amount earned under a performance cash award upon satisfaction of any performance goal by any participant who is either the Chief Executive Officer or one of the named executive officers (“Covered Employee”) and the maximum amount earned under such an award by a Covered Employee in any fiscal year may not exceed $7,500,000. The committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a performance cash award.

          Performance Goals. Awards of restricted stock, restricted stock units, stock equivalent units, performance shares, and performance cash awards may be made subject to the attainment of performance goals determined by reference to or based upon one or more business criteria within the meaning of Section 162(m) of the Code, including the following goals: cash flow; cost;

ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company’s common stock; return on net assets, equity or stockholders’ equity; return on invested capital; market share; or total return to stockholders (“performance criteria”). Any performance criteria may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including without limitation by the passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. Measurement of the attainment of performance criteria may include or exclude, as specified by the committee in an award agreement, impact of charges for restructuring, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as identified in the financial statements, in the Company’s accounting records, in the notes to the financial statements, in the Management’s Discussion and Analysis of the annual report on Form 10-K, or in other Securities and Exchange Commission filings. However, unless the committee determines otherwise prior to the end of the applicable time for establishing metrics for an award, to the extent any item referenced in the preceding sentence affects any metric applicable to an award, such item shall be automatically excluded or included in determining the extent to which the metrics have been achieved depending on which produces the higher award (subject to any exercise of “negative discretion” by the committee).

          Tax Deduction Limit (Section 162(m) of the Internal Revenue Code). Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer and to each of the named executive officers to $1,000,000 annually. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that benefits in the form of stock options, SARs, performance shares, and performance cash awards under the Plan constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation. It is intended that the disclosures set forth above with respect to (i) the business criteria (set forth under “Performance Goals” on which performance cash awards are payable under the Plan), (ii) individuals eligible to receive compensation under the Plan, and (iii) the maximum amounts of compensation payable under the Plan will satisfy the requirements of Section 162(m) of the Internal Revenue Code, assuming shareholder approval of the Plan is obtained. Other awards under the Plan, such as non-performance-based restricted stock, restricted stock units, and stock equivalent units, generally will not satisfy the requirements of Section 162(m) of the Internal Revenue Code; thus, compensation paid to certain named executive officers in connection with such awards would be subject to the $1,000,000 limitation on deductible compensation. The committee generally attempts to maximize the tax deductibility of compensation paid to the Chief Executive Officer and the other executive officers under Section 162(m) of the Internal Revenue Code, but reserves the right to provide for compensation to such individuals that may not be deductible.

          Other Terms of Awards. No awards granted under the Plan shall be transferable, other than by will or the laws of descent and distribution. Further, all options and SARs granted to a participant under the Plan shall be exercisable during the participant’s lifetime only by such participant. The committee, at the time of granting an award, shall determine what effect the death, disability, retirement, or other termination of employment will have on the ability of the participant to exercise or retain the benefits of such award. Notwithstanding the foregoing, the committee, in its discretion, may permit the transferability of any award under the Plan to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to terms and conditions imposed by the committee. The exercise price of any award granted under the Plan may not be “repriced” or reduced after the date it is granted, and no award may be canceled for the purpose of granting a new award at a lower exercise price, without shareholder approval. In addition, any cash or equity-based incentive compensation paid to a participant under the Plan shall be subject to policies established and amended from time to time by the committee regarding the recovery of erroneously awarded compensation.

          No Shareholder Rights. No participant who receives an option shall have the right of a shareholder of the Company until such participant actually acquires shares of common stock upon the exercise of an option.

          Change of Control. Immediately upon a change of control of the Company (as defined in the Plan), all outstanding stock option and stock appreciation rights will become exercisable; all restrictions on restricted stock, restricted stock units, and stock equivalent units will lapse; and all performance awards will be delivered as if the performance goals had been met.

          Duration of Plan, Amendment, and Termination. The Plan will continue until all shares subject to the Plan have been purchased or acquired. No award may be granted on or after November 12, 2024. The Board may amend the Plan from time to time or terminate the Plan; however, no amendment may be made without shareholder approval, if such approval is required by law, regulation, or stock exchange rule.

          Federal Income Tax Treatment. Under current U.S. federal tax law, the following are the income tax consequences generally arising with respect to awards under the Plan.

          A participant who is granted an incentive stock option will not realize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company will not be entitled to any deduction at the time of grant or at the time of exercise. However, the appreciation in value of the stock subject to an incentive stock option will be included in alternative minimum taxable income in the year of exercise. If the participant makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant and one year from the date of exercise, any gain realized on a subsequent disposition of the shares will be treated as long-term capital gain. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the participant does not hold the shares for the required periods, the participant will recognize ordinary income for the year in which the disposition occurs in the amount (if any) by which the lesser of the fair market value of such shares on the date of the exercise of the option or the amount realized from the sale exceeds the option price and the Company will be entitled to a corresponding deduction.

          A participant who is granted a nonqualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the option price and the market value of the shares on the date of exercise. The Company is entitled to a corresponding deduction.

          The grant of a SAR will produce no tax consequences for the participant or the Company. The exercise of a SAR will result in taxable income to the participant, equal to the amount of cash paid to the participant or the fair market value of the shares delivered, as the case may be, and a corresponding deduction to the Company.

          A participant who has been granted an award of restricted shares of common stock or restricted stock units will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

          A participant who has been granted an award of stock equivalent units will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time. When the stock equivalent units are converted to common stock, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the units. The Company will be entitled to a corresponding tax deduction.

          A participant who has been granted an award of performance shares of common stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time. The participant will recognize taxable income in an amount equal to the fair market value of any shares received by the participant upon achievement of the performance goals. The Company will be entitled to a corresponding tax deduction.

          Other Information. As the administration of the Plan involves discretionary choices by the committee, awards to be granted under the Plan in fiscal 2015 are not now determinable. Awards granted under the Company’s predecessor plan in fiscal 2014 are disclosed under the heading “Named Executive Officer Compensation” beginning on page 21 in this Proxy Statement.

          Approval of the Plan requires approval by a majority of the votes entitled to be cast that are represented by shares present in person or by proxy, a quorum being present, voting on this proposal at the annual meeting of shareholders.

The Board of Directors recommends a vote FOR approval of the Meredith Corporation 2014 Stock Incentive Plan. Unless specified otherwise, the accompanying proxy will be voted FOR the Plan.

PROPOSAL FOUR - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015. Services provided to the Company and its subsidiaries by KPMG in fiscal year 2014 are described under “Service Fees Paid to Independent Registered Public Accounting Firm.”

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote AGAINST the proposal.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2015.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

EQUITY COMPENSATION PLANS

The following table sets forth information with respect to the Company’s common stock that may be issued under all equity compensation plans of the Company in existence as of June 30, 2014. All of the equity compensation plans for which information is included in the following table have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	3,877,800	$40.26	5,300,439
Equity compensation plans not approved by shareholders	None	N/A	None
Total	3,877,800	$40.26	5,300,439

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 5% of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, all Section 16(a) filing requirements were complied with during the fiscal year ended June 30, 2014, except for reporting one transaction under Director Philip A. Marineau’s 10b5-1 plan, which was inadvertently omitted, but later reflected on an amendment to his filed Form 4 dated May 2, 2014.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES

The Company has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving Meredith and its subsidiaries and Related Persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no more or less favorable to the Company than transactions between it and unaffiliated persons negotiating on an arm’s-length basis.

For purposes of the Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities (“5% Holder”) and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any proposed Transaction is to be promptly reported to the Company’s General Counsel and Chief Financial Officer. The Chief Financial Officer will assist in gathering information about the Transaction and present the information to the Audit Committee which is responsible for reviewing the Transaction. The Audit Committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the Committee will consider such information as it deems important to conclude if the Transaction is fair to the Company.

The Company had no Related Person Transactions in fiscal 2014.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2014 Annual Report to Shareholders is being distributed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the year ended June 30, 2014, may be obtained without charge upon written or oral request to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023, (515) 284-2786. Our Annual Report on Form 10-K is also available free of charge on www.meredith.com, along with our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means convenience for shareholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s shareholders may be householding the Company’s proxy materials. A single Proxy Statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder’s broker that it will be householding communications to a shareholder’s address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, the shareholder should notify his or her broker directly or direct his or her written request to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

How to Receive Future Proxy Statements and Annual Reports Online

To ensure receipt of future Meredith Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, registered shareholders may elect electronic delivery of all future proxy materials and other shareholder communications simply by updating their shareholder account information either by telephone at (877) 847-4696 or via Internet at www.proxypush.com/mdp.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future Proxy Statements and Annual Reports become available, you will receive an e-mail notice instructing you how to access them over the Internet.

SUBMITTING SHAREHOLDER PROPOSALS

Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2015 Annual Meeting of Shareholders must submit the proposal so that it is received by the Company no later than May 29, 2015. The proposal should be addressed to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2015 Annual Meeting of Shareholders (but whose proposal will not be included in the Company’s Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2015, such proposal must be received no earlier than the close of business on July 15, 2015 and no later than the close of business on August 14, 2015 and otherwise comply with the requirements of the Bylaws. If the date of the 2015 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2014 Annual Meeting different deadlines will apply.

Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board of Directors must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2015, written notice of such proposed nominee must be received no earlier than the close of business on July 15, 2015 and no later than the close of business on August 14, 2015 and otherwise comply with the requirements of the Bylaws. If the date of the 2015 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2014 Annual Meeting different deadlines will apply.

EXHIBIT A

MEREDITH CORPORATION
2014 STOCK INCENTIVE PLAN

1.          Purpose. The purpose of the Meredith Corporation 2014 Stock Incentive Plan (the “Plan”) is to establish a program of incentives for officers, key employees, and directors of Meredith Corporation (the “Company”) which will (a) stimulate, recognize, and reward the contribution of those persons to achievement of long-range corporate goals, (b) provide flexibility to the Company in its ability to motivate, attract, and retain the services of those persons possessing a high level of managerial ability and experience upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, and (c) align the personal interests of those persons with those of the Company’s stockholders.

2.          Administration. The Plan will be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”), consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

            (a)          the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

            (b)          the New York Stock Exchange may establish pursuant to its rule-making authority; and

            (c)          the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) (“Code section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee shall have full power to select individuals to whom awards are granted; to determine the size and types of awards and their terms and conditions; to construe and interpret the Plan; to establish and amend the rules for the Plan administration; and to make all other determinations which may be necessary or advisable for the administration of the Plan. All determinations of the Committee shall be final and conclusive on all persons, including the Company, its stockholders and participants, and their estates and beneficiaries. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are or who are reasonably expected to be “covered employees” within the meaning of Code section 162(m) (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.

3.          Reserved Shares. Subject to adjustment as provided in Section 13 herein, the number of shares of Common Stock of the Company reserved for issuance under the Plan shall be three million (3,000,000) shares plus the aggregate number of shares available for issuance (and not subject to outstanding awards) under the Company’s 2004 Stock Incentive Plan as of the date on which the Plan is approved by the Company’s stockholders. All of these shares may be either authorized but unissued or reacquired shares.

If any award granted under this Plan terminates, expires, or lapses prior to exercise for any reason, or if shares are issued under the Plan and reacquired by the Company, any shares subject to such award or any reacquired shares shall be available for the grant of a new award under the Plan. Shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a stock appreciation right shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of Common Stock exchanged by an optionee as full or partial payment to the Company of the exercise price under any stock option exercised under the Plan, any shares retained by the Company pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan.

Additionally, in the event that a corporation acquired by (or combined with) the Company has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company prior to such acquisition or combination.

All of the Plan shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of option or stock appreciation shares that may be awarded to any participant (including without limitation any non-employee director) during any annual period during the term of the Plan is seven hundred fifty thousand (750,000) shares in the aggregate. The maximum number of shares that may be awarded to any participant (including without limitation any non-employee director) during any annual period during the term of the Plan as restricted stock, restricted stock units, or performance shares is three hundred thousand (300,000) shares in the aggregate.

4.          Eligibility. All key employees of the Company and its subsidiaries and all non-employee directors of the Company shall be eligible to participate in this Plan.

5.          Types of Awards. Awards under the Plan may be granted in any one or a combination of stock options, stock appreciation rights, restricted stock, restricted stock units, stock equivalent units, performance shares, and performance cash awards.

Certain awards under the Plan may constitute nonqualified deferred compensation under Section 409A of the Code (“Code section 409A”), including the regulations and guidance promulgated thereunder, and it is intended that such awards meet the requirements of paragraphs (a)(2), (3), and (4) of Code section 409A, and the terms and provisions of the Plan and award documents should be interpreted and applied in a manner consistent with such requirements.

6.          Stock Options. Stock options may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an incentive stock option within the meaning of Section 422 of the Code. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no option shall be exercisable later than the tenth (10th) anniversary date of its grant. Options granted under the Plan shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine at the time of grant; provided, however, that if an option other than an incentive stock option may not be exercised due to a Black-Out Period (defined as any period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company) within the three business days prior to the normal expiration date of such option, then the expiration date of such option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee). The option price upon exercise of any option shall be payable to the Company in full either (i) in cash or its equivalent; (ii) by tendering previously acquired shares having a fair market value at the time of exercise equal to the option price; (iii) by a certification of ownership of such previously-acquired shares; (iv) to the extent permitted by law, by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and applicable withholding taxes due to the Company; (v) having the Company retain from the option shares a number of shares of Common Stock having a value (determined pursuant to rules established by the Committee in its discretion) equal to the option price; or (vi) such other methods of payment as the Committee, at its discretion, deems appropriate.

In no event shall the Committee, (1) without shareholder approval, cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price, or reduce the option price of an outstanding option; or (2) cancel any outstanding stock option with an exercise price greater than the then current fair market value of the Common Stock for the purpose of cashing out a stock option unless such cash-out occurs in conjunction with a change in control. Reload stock options are not permitted.

7.          Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted to participants at any time as determined by the Committee. The Committee also may, in its sole discretion, substitute SARs that can be settled only in stock for outstanding stock options. The grant price of a substitute SAR shall be equal to the option price of the related option; otherwise, the grant price of an SAR shall be equal to the fair market value of the Company’s Common Stock on the date of its grant. SARs may be exercised upon such terms and conditions and for the term as the Committee, in its sole discretion, determines; provided, however, that (a) the term shall not exceed the option term in the case of a substitute SAR or ten years in the case of any other SARs, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the stock option which it replaces; and (b) if an SAR may not be exercised due to a Black-Out Period (defined as above) within the three business days prior to the normal expiration date of such SAR, then the expiration date of such SAR shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee). Upon exercise of SARs, the participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SARs by the number of shares with respect to which the SARs are exercised. The payment may be made in cash or stock, as determined by the Committee at the time of grant, except in the case of a substitute SAR that may be made only in stock.

In no event shall the Committee, (1) without shareholder approval, cancel any outstanding SAR for the purpose of reissuing the SAR to the participant at a lower exercise price, or reduce the option price of an outstanding SAR, or (2) cancel any outstanding SAR with an exercise price greater than the then current fair market value of the Common Stock for the purpose of cashing out an SAR unless such cash-out occurs in conjunction with a change in control.

8.          Restricted Stock, Restricted Stock Units, and Stock Equivalent Units. The Committee may award or sell shares of restricted stock to participants subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of shares, rights of the Company to reacquire such shares upon termination of the participant’s employment within specified periods, and the attainment of performance goals. Each participant who has been awarded or purchases shares of restricted stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive dividends paid on such shares. Any dividends or distributions paid in shares of Common Stock with respect to restricted stock shall be subject to the same restrictions, terms, and conditions as the shares of restricted stock with respect to which they are paid.

Restricted stock units and stock equivalent units provide the participant the right to receive shares of Common Stock at a future date subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of the units, forfeiture of the units upon termination of the participant’s employment or service as a director within specified periods, and the attainment of performance goals. Each participant who has been awarded restricted stock units or stock equivalent units shall have no rights of a stockholder with respect to the shares subject to the units until shares are actually issued to the participant. The Committee may, in its discretion, include the right to receive dividend equivalents in connection with such restricted stock units or stock equivalent units.

The holder may, with the consent of the Committee, timely elect under the provisions of Code section 409A to convert any outstanding shares of restricted stock into common stock equivalents effective on the originally scheduled vesting date of such restricted stock.

9.          Performance Shares. The Committee may award performance shares to participants subject to such terms and conditions as the Committee determines appropriate. Performance shares may be earned in whole or in part if one or more performance goals are achieved over a period of time designated by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a performance share award may be adjusted by the Committee on the basis of such further consideration as the Committee, in its sole discretion, shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of Common Stock otherwise required to be issued to a participant pursuant to a performance share award.

10.        Performance Cash Awards. The Committee may designate the participants to whom cash incentives based on performance (“performance cash awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award. Each performance cash award shall entitle the participant to a payment in cash upon the attainment of one or more performance goals and other terms and conditions specified by the Committee. Performance cash awards may include, without limitation, special long-term incentive plans or other incentive programs based upon performance contained in employment agreements between a participant and the Company, including employment agreements entered into prior to the date set forth in Section 21 hereof. In order that performance cash awards be excluded from the application of the provisions of Code section 409A, a performance cash award shall be paid not later than 2-½ months after the end of the calendar year or fiscal year in which the performance period ends; provided, however, in the event that it is administratively or economically impracticable for the Company to make such payment within such 2-½ month period or if making such payment within such 2-½ month period would jeopardize the solvency of the Company, such payment shall be made as soon thereafter as reasonably practicable.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a performance cash award may be adjusted by the Committee on the basis of such further consideration as the Committee, in its sole discretion, shall determine. However, the Committee may not, in any event, increase the amount earned under a performance cash award upon satisfaction of any performance goal by any participant who is a Covered Employee, and the maximum amount earned by a Covered Employee in any fiscal year may not exceed $7,500,000. The Committee may, in its discretion, substitute actual shares of Common Stock for the cash payment otherwise required to be made to a participant pursuant to a performance cash award.

11.        Performance Goals. Awards of restricted stock, restricted stock units, stock equivalent units, performance shares, and performance cash awards may be made subject to the attainment of performance goals determined by reference to or based upon one or more business criteria within the meaning of Section 162(m) of the Code, including the following goals: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company’s Common Stock; return on net assets, equity, or stockholders’ equity; return on invested capital; market share; or total return to stockholders (“performance criteria”). Any performance criteria may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including without limitation by the passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. Measurement of the attainment of performance criteria may include or exclude, as specified by the Committee in an award agreement, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as identified in the financial statements, in the Company’s accounting records, in the notes to the financial statements, in the Management’s Discussion and Analysis of the annual report on Form 10-K, or in other Securities and Exchange Commission filings. However, unless the Committee determines otherwise prior to the end of the applicable time for establishing metrics for an award, to the extent any item referenced in the preceding sentence affects any metric applicable to the Award, such item shall be automatically excluded or included in determining the extent to which the metrics have been achieved depending on which produces the higher Award (subject to any exercise of “negative discretion” by the Committee).

12.          Change in Control. Immediately upon a change in control of the Company, all outstanding stock options and stock appreciation rights shall become exercisable, all restrictions on restricted stock, restricted stock units and stock equivalent units shall lapse, and all performance awards shall be paid or delivered as if the performance goals had been fully achieved.

               (a)         A change in control of the Company shall be deemed to have occurred on the first to occur of any of the dates set forth in paragraphs (i), (ii), or (iii) of this Section 12(a):

(i) on the date of the consummation of:

            (A)          any consolidation, merger, or similar corporate transaction involving the Company or any of its subsidiaries or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Common Stock and Class B Stock immediately prior to such Business Combination beneficially own, directly or indirectly, at least a majority of the then-outstanding ownership in and voting power of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership prior to such Business Combination of the Common Stock and Class B Stock, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(C) any plan or proposal for the liquidation or dissolution of the Company; or

          (ii)          on the date any person (as such term is used in Section 13(d) of the Exchange Act), other than the Company’s Savings and Investment Plan or similar successor plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the outstanding voting power of the Company except as a result of actions beyond the control of such person, including, without limitation, as a result of a shift in voting power of the Company as a result of the conversion by other persons of their Class B Stock into Common Stock; or

          (iii)         on the date, during any period of twenty-four (24) consecutive months on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election of each new director comprising the majority was approved by a vote of at least a 2/3 majority of the Directors still in office who were Directors at the beginning of the period;

provided that, for purposes of awards hereunder which are subject to the provisions of Code section 409A, no change in control shall be deemed to have occurred unless such change in control would constitute a “change in control” under Code section 409A and related regulations (regarding a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation) and related guidance thereunder.

          (b)          Notwithstanding anything contained herein, no change in control shall be deemed to have occurred for the purpose of this Plan by virtue of any combination or agreement among shareholders of the Company who are descendants of E.T. Meredith, the founder of the Company, or trusts for the benefit of such persons.

13.          Adjustment Provisions. Except as provided below with respect to mergers, consolidations, or combination of the Company with or into another corporation, in the event of any stock dividend, stock split, recapitalization, share combination, spin-off, sale of all or substantially all of the assets, extraordinary dividend, reorganization, or other change in corporate structure of the Company affecting the Common Stock, such equitable adjustment shall be made in the number and class of shares which may be delivered under the Plan (including the limits on stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares), and in the number and class of and/or price of shares subject to outstanding stock options, stock appreciation rights, or other awards so that the aggregate consideration payable to the Company and the value of each option, stock appreciation right, or other awards shall not be changed. Adjustments may include the substitution of other property, including other securities, for the stock covered by outstanding awards and the assumption or replacement with new awards of awards held by participants terminating employment as a result of a spin-off or divestiture, provided that any such adjustment does not cause an award that would otherwise be excluded from the coverage of Code section 409A to be covered by Code section 409A, or does not cause a payment under the Plan to be subject to the income inclusion provisions of Code section 409A.

In the case of any merger, consolidation, or combination of the Company with or into another corporation which results in the outstanding Common Stock of the Company being converted into or exchanged for different securities, cash, or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee, in its discretion and consistent with Treas. Reg. section 1.409A-1(b)(v)(E)(4), for each share of Common Stock then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company will be entitled pursuant to the transaction.

14.          Nontransferability. No awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all options and stock appreciation rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant. Notwithstanding the foregoing, the Committee may, at its discretion, permit a participant to transfer a grant or award to members of his/her immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

15.          Determination of Fair Market Value. The fair market value of the Company’s Common Stock at any time shall be shall be the closing price on the grant date unless the Committee determines otherwise at the time of the Award in a manner consistent with Code section 409A, to the extent applicable, and any other applicable law or regulation.

16.          Taxes. The Company shall be entitled to withhold the amount of any applicable tax (limited to the minimum statutory amount) attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction.

The Committee may, in its discretion, and subject to such rules as it may adopt, permit a participant to pay all or a portion of any withholding taxes arising in connection with any award granted under this Plan by electing to have the Company withhold shares of Common Stock having a fair market value equal to the amount to be withheld.

17.          Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18.          Other Provisions.

              (a)          Award Terms Established by the Committee. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of Common Stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine. In addition, any cash or equity-based incentive compensation paid to a participant under the Plan shall be subject to policies established and amended from time to time by the Committee regarding the recovery of erroneously awarded compensation.

              (b)          Awards to Offshore Participants. In the event any benefit under this Plan is granted to a participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation, or accounting rules and to meet the objectives and purpose of the Plan, and the Committee may, in its discretion, establish one or more sub-plans to reflect such amended or varied provisions.

              (c)          Deferral of Award Payments. The Committee, in its sole discretion, may permit or require a participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account; provided, however, that any deferrals made at the election of the participant comply with the requirements of Code section 409A concerning initial or subsequent deferrals, as applicable, and are made in writing and in accordance with such other procedures as the Committee may establish.

              (d)          Six-Month Delayed Payment to “Specified Employees.” If any amount shall be payable with respect to any award hereunder as a result of a participant’s “separation from service” (as such term is defined under Code section 409A) at such time as the participant is a “specified employee” (as such term is defined under Code section 409A) and such amounts are subject to the provisions of Code section 409A, then no payment shall be made, except as permitted under Code section 409A, prior to the first day of the seventh (7th) calendar month beginning after the participant’s separation from service (or the date of his or her earlier death), or as soon as administratively practicable thereafter.

19.          Duration, Amendment, and Termination. No stock option or other benefit shall be granted after November 12, 2024; provided, however, that the terms and conditions applicable to any option or benefit granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein.

The Board may amend the Plan from time to time or terminate the Plan. However, no such action shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall be made without stockholder approval, if such approval is required by law, regulation, or stock exchange rule. No Plan termination that impacts any deferred compensation subject to Code section 409A shall be made without compliance with the provisions of Code section 409A regarding terminations and liquidations.

20.          Successor. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

21.          Effective Date; Stockholder Approval. The Plan was adopted by the Board of Directors on August 13, 2014, subject to stockholder approval.

(This page has been left blank intentionally.)

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET/MOBILE – www.proxypush.com/mdp
Use the Internet to vote your proxy until 11:59 p.m. (CT) on November 11, 2014.
(	PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on November 11, 2014.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2, 3 and 4.

1.	To elect three Class I directors for	01	Philip C. Marineau	☐	Vote FOR	☐	Vote WITHHELD
	terms expiring in 2017:	02	Elizabeth E. Tallett		all nominees		from all nominees
		03	Donald A. Baer		(except as marked)
	To elect one Class II director for
	term expiring in 2015:	04	Donald C. Berg

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement	☐	For	☐	Against	☐	Abstain

3.	To approve the Meredith Corporation 2014 Stock Incentive Plan	☐	For	☐	Against	☐	Abstain

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2015	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 12, 2014

10:00 Central Standard Time

1716 Locust Street

Des Moines, IA 50309

Meredith Corporation 1716 Locust Street Des Moines, IA	Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 12, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Frederick B. Henry, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting or any adjournment or postponement thereof.

Voting Instructions to Trustee of the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or Trustee of the Meredith Savings and Investment Plan

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET/MOBILE – www.proxypush.com/mdp
Use the Internet to vote your proxy until 11:59 p.m. (CT) on November 11, 2014.
(	PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on November 11, 2014.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2, 3 and 4.

1.	To elect three Class I directors for	01	Philip C. Marineau	☐	Vote FOR	☐	Vote WITHHELD
	terms expiring in 2017:	02	Elizabeth E. Tallett		all nominees		from all nominees
		03	Donald A. Baer		(except as marked)
	To elect one Class II director for
	term expiring in 2015:	04	Donald C. Berg

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement	☐	For	☐	Against	☐	Abstain

3.	To approve the Meredith Corporation 2014 Stock Incentive Plan	☐	For	☐	Against	☐	Abstain

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2015	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 12, 2014

10:00 Central Standard Time

1716 Locust Street

Des Moines, IA 50309

Meredith Corporation 1716 Locust Street Des Moines, IA	Class B Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 12, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Frederick B. Henry, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting or any adjournment or postponement thereof.

Voting Instructions to Trustee of the Meredith Savings and Investment Plan

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Meredith Corporation class B common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions.